                                                   REGISTRATION NO. 333-
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                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549

                                     -----------

                                       FORM S-3

                                REGISTRATION STATEMENT

                                        UNDER

                              THE SECURITIES ACT OF 1933

                                     -----------

                                PACCAR FINANCIAL CORP.

                (Exact name of registrant as specified in its charter)


                WASHINGTON                             91-6029712
         (State of Incorporation)         (I.R.S. employer identification no.)



          777 106TH AVENUE N.E., BELLEVUE, WASHINGTON 98004, (425) 468-7100

      (Address and telephone number of registrant's principal executive offices)



                                     -----------

                                    G. GLEN MORIE

                                PACCAR FINANCIAL CORP.

                                777 106TH AVENUE N.E.

                              BELLEVUE, WASHINGTON 98004

                                    (425) 468-7499

              (Name, address and telephone number of agent for service)


                                     -----------

                                      COPIES TO:


                Andrew Bor                          Norman D. Slonaker
             Perkins Coie LLP                        Brown & Wood LLP
      1201 Third Avenue, 40th Floor               One World Trade Center
        Seattle, Washington 98101                New York, New York 10048


                                     -----------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT AS DETERMINED IN LIGHT OF MARKET CONDITIONS AND OTHER FACTORS.
                                     -----------

     If the only securities being registered on this Form are being offered pursuant to a dividend or interest reinvestment plan, please check the following box. / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. /X/

                                     -----------

                           CALCULATION OF REGISTRATION FEE

      TITLE OF EACH CLASS OF         AMOUNT TO         PROPOSED        PROPOSED MAXIMUM        AMOUNT OF
   SECURITIES TO BE REGISTERED    BE REGISTERED *       MAXIMUM            AGGREGATE         REGISTRATION
                                                    OFFERING PRICE     OFFERING PRICE **          FEE
                                                      PER UNIT **
--------------------------------------------------------------------------------------------------------------
 Senior Debt Securities            $1,000,000,000        100%           $1,000,000,000         $295,000


 * Or an equivalent amount in another currency or currencies or, if the securities are to be offered at a discount, the approximate proceeds to the registrant.

**   Estimated solely for purposes of calculating the registration fee.

                                     -----------

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


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
PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED SEPTEMBER 10, 1998)

                                                                   [PACCAR LOGO]
                                 $1,000,000,000
                             PACCAR FINANCIAL CORP.

                          MEDIUM-TERM NOTES, SERIES I
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE
                                ----------------

    PACCAR Financial Corp. (the "Company") may offer from time to time its Medium-Term Notes, Series I (the "Notes"), in an aggregate principal amount of up to $1,000,000,000, or the equivalent thereof in one or more foreign currencies (including the ECU). The Notes will mature nine months or more from the date of issue, as selected by the purchaser and agreed to by the Company, and may be subject to redemption at the option of the Company or repayment at the option of the holder prior to maturity, all as set forth therein and specified in a pricing supplement to this Prospectus Supplement ("Pricing Supplement"). The interest rate, if any, or manner of determining the interest rate on the Notes and other variable terms of the Notes as described herein will be established by the Company from time to time and will be set forth therein and specified in the applicable Pricing Supplement.

    Interest rates and the manner of determining interest rates are subject to change by the Company, but no such change will affect any Note theretofore issued or as to which an offer to purchase has been accepted by the Company. Unless otherwise stated in the applicable Pricing Supplement, the Notes will bear interest at a fixed rate ("Fixed Rate Notes"), or at a floating rate ("Floating Rate Notes") determined by reference to one or more of the CD Rate, the CMT Rate, the Commercial Paper Rate, the Federal Funds Rate, LIBOR, the Prime Rate, the Treasury Rate, or such other interest rate basis or interest rate formula, as adjusted by the Spread and/or Spread Multiplier, if any, applicable to such Notes. Notes may pay both interest and principal over the life of the Note (an "Amortizing Note"). Unless otherwise stated in the applicable Pricing Supplement, the interest payment dates for each Fixed Rate Note will be March 15 and September 15 of each year and for each Floating Rate Note will be established by the Company on the date of issue and will be set forth therein and in the applicable Pricing Supplement. See "Description of Notes--Interest Rate." Notes may also be issued with original issue discount, and such Notes may or may not pay interest.

    Each Note will be represented by either a global Note registered in the name of a nominee of The Depository Trust Company, as Depositary, or other depositary (a "Book-Entry Note"), or a certificate issued in definitive form (a "Certificated Note"), as set forth in the applicable Pricing Supplement. Beneficial interests in Book-Entry Notes will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary and its participants. Book-Entry Notes will not be issuable as Certificated Notes except under the limited circumstances described in the accompanying Prospectus.

    Notes are issuable in denominations of $1,000 or in any integral multiple of $1,000, unless otherwise stated in the applicable Pricing Supplement. See "Description of Notes."

    SEE "RISK FACTORS" BEGINNING ON PAGE S-2 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE NOTES OFFERED HEREBY.
                               -----------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
        ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT HERETO OR THE PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                                                                       AGENTS' DISCOUNTS AND
                                             PRICE TO PUBLIC(1)          COMMISSIONS(2)(3)       PROCEEDS TO COMPANY(2)(4)
Per Note...............................             100%                    .125%-.750%               99.875%-99.400%
Total(5)...............................        $1,000,000,000          $1,250,000-$7,500,000     $988,750,000-$992,500,000

(1) Notes will be issued at 100% of their principal amount except as may be provided in the applicable Pricing Supplement.
(2) The Company will pay a commission (or grant a discount) to Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley Dean Witter & Co. Incorporated, Lehman Brothers Inc. or Salomon Brothers Inc, each as agent ("Agent"), ranging from .125% to .750% of the principal amount, depending upon maturity, of any Note sold through such firm as agent. Commissions with respect to Notes with stated maturities in excess of 30 years that are sold through such Agent will be negotiated between the Company and such Agent at the time of such sale. See "Plan of Distribution". The Company also may sell the Notes to an Agent, as principal, for resale to investors at varying prices relating to market prices at the time of resale or, if so agreed, at a fixed offering price. Any Notes sold to any Agent as principal will be purchased by such Agent at a price equal to 100% of the principal amount thereof less a discount equal to the commission applicable to any agency sale of a Note of similar maturity, unless otherwise stated in the applicable Pricing Supplement.
(3) The Company has agreed to indemnify the Agents against, and to provide contribution with respect to certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Plan of Distribution".
(4) Before deducting other expenses payable by the Company, estimated at $750,000, including reimbursement of certain of the Agents' expenses.
(5) Or the equivalent thereof in one or more foreign currencies.

                          ---------------------------

    The Notes are being offered on a continuing basis by the Company through the Agents, who have agreed to use their reasonable efforts to solicit offers to purchase the Notes. The Company may also sell Notes to an Agent, as principal, for resale to investors and other purchasers and has reserved the right to sell Notes to or through additional agents, directly to investors on its own behalf, or to underwriters for resale to the public. Unless otherwise stated in an applicable Pricing Supplement, the Notes will not be listed on any securities exchange and there can be no assurance that the Notes offered by this Prospectus Supplement will be sold or that there will be a secondary market for the Notes. The Company reserves the right to withdraw, cancel or modify the offer made hereby without notice. The Company or an Agent, if it solicits the offer, may reject any offer to purchase Notes in whole or in part. See "Plan of Distribution."

                            ------------------------
MERRILL LYNCH & CO.
                 MORGAN STANLEY DEAN WITTER
                                  LEHMAN BROTHERS
                                                   SALOMON SMITH BARNEY

                            ------------------------

          The date of this Prospectus Supplement is September 10, 1998

IN CONNECTION WITH THE OFFERING OF NOTES PURCHASED BY ONE OR MORE AGENTS AS PRINCIPAL ON A FIXED OFFERING PRICE BASIS, SUCH AGENT(S) MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES OFFERED HEREBY. SPECIFICALLY, THE AGENTS MAY OVER-ALLOT IN CONNECTION WITH THE OFFERING AND MAY BID FOR, AND PURCHASE, THE NOTES IN THE OPEN MARKET TO COVER SHORT POSITIONS OF SUCH AGENT(S). FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF DISTRIBUTION."

                            ------------------------

                                  RISK FACTORS

    THIS PROSPECTUS SUPPLEMENT DOES NOT DESCRIBE ALL RISKS OF AN INVESTMENT IN NOTES THAT RESULT FROM SUCH NOTES BEING DENOMINATED OR PAYABLE IN OR DETERMINED BY REFERENCE TO A CURRENCY OTHER THAN UNITED STATES DOLLARS OR TO ONE OR MORE INTEREST RATES, CURRENCIES OR OTHER INDICES OR FORMULAS OR OTHERWISE. THE COMPANY AND THE AGENTS DISCLAIM ANY RESPONSIBILITY TO ADVISE PROSPECTIVE INVESTORS OF SUCH RISKS AS THEY EXIST AT THE DATE OF THIS PROSPECTUS SUPPLEMENT OR AS SUCH RISKS MAY CHANGE FROM TIME TO TIME. PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR OWN FINANCIAL AND LEGAL ADVISORS AS TO THE RISKS ENTAILED BY AN INVESTMENT IN SUCH NOTES AND THE SUITABILITY OF INVESTING IN SUCH NOTES IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES. SUCH NOTES ARE NOT AN APPROPRIATE INVESTMENT FOR INVESTORS WHO ARE UNSOPHISTICATED WITH RESPECT TO FOREIGN CURRENCY TRANSACTIONS OR TRANSACTIONS INVOLVING THE APPLICABLE INTEREST RATE, CURRENCY OR OTHER INDICES OR FORMULAS. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER, AMONG OTHER FACTORS, THE MATTERS DESCRIBED BELOW.

STRUCTURE RISKS

    INDEXED NOTES

    An investment in Notes indexed, as to principal, premium, if any, and/or interest, to one or more currencies (including exchange rates and swap indices between currencies), stocks, commodities, interest rates, or other indices or formulas either directly or inversely ("Indexed Notes"), entails significant risks that are not associated with similar investments in a conventional fixed rate or floating rate debt security. These risks include, without limitation, the possibility that such indices or formulas may be subject to significant changes, that no interest will be payable in respect of such Indexed Notes or that the resulting interest rate will be less than that payable on a conventional fixed rate or floating rate debt security issued by the Company at the same time, that the repayment of principal and/or premium, if any, can occur at times other than those expected by the investor and that the investor could lose all or a substantial portion of principal and/or premium, if any, payable at maturity. Such risks depend on a number of interrelated factors, including economic, financial, and political events, over which the Company has no control. Additionally, if the formula used to determine the amount of principal, premium, if any, and/or interest payable with respect to Indexed Notes contains a multiplier or leverage factor, the effect of any change in the applicable index or indices or formula or formulas will be magnified. In recent years, values of certain indices and formulas have been highly volatile and such volatility may be expected to continue in the future. Fluctuations in the value of any particular index or formula that have occurred in the past are not necessarily indicative, however, of fluctuations that may occur in the future.

    REDEMPTION

    Any optional redemption feature of Notes might affect the market value of such Notes. Since the Company may be expected to redeem such Notes when prevailing interest rates are relatively low, an investor might not be able to reinvest the redemption proceeds at an effective interest rate as high as the interest rate on such Notes.

    SECONDARY MARKET

    The Notes will not have an established trading market when issued, and there can be no assurance of a secondary market for the Notes or the continued liquidity of such market if one develops. See "Plan of Distribution." Any secondary market for Indexed Notes and the market value of such notes will be affected by a number of factors independent of the creditworthiness of the Company and the value of the applicable index or indices or formula or formulas, including the complexity or volatility of each such index, the method of calculating the principal, premium, if any, and/or interest in respect of the Indexed Notes, the time remaining to maturity of such Notes, the outstanding amount of such Notes, any redemption features of such Notes, the amount of other debt securities linked to such index or formula, and the level, direction, and volatility of market interest rates generally. In addition, certain Indexed Notes may be designed for specific investment objectives or strategies and, therefore, may have a more limited secondary market and experience more price volatility than conventional debt securities. Investors may not be able to sell such Notes readily or at prices that will enable investors to realize their anticipated yield. No investor should purchase Indexed Notes unless such investor understands and is able to bear the risk that such Notes may not be readily saleable, that the value of such Notes will fluctuate over time, and that such fluctuations may be significant.

FOREIGN CURRENCY RISKS

    EXCHANGE RATES

    An investment in Notes that are denominated or provide for payments in a currency or currency unit (including the ECU) ("Specified Currency") other than United States dollars ("Foreign Currency Notes") entails significant risks that are not associated with a similar investment in a debt security denominated in United States dollars. Such risks include, without limitation, the possibility of significant changes in the rate of exchange between the United States dollar and the Specified Currency and the possibility of the imposition or modification of foreign exchange controls by either the United States or foreign governments. Such risks generally depend on events over which the Company has no control, such as economic, financial and political events and the supply and demand for the relevant currencies. In addition, if the formula used to determine the amount of principal, premium, if any, and/or interest, if any, payable with respect to Foreign Currency Notes contains a multiplier or leverage factor, the effect of any change in the relevant currencies will be magnified. In recent years, rates of exchange between the United States dollar and certain foreign currencies have been highly volatile and such volatility may be expected to continue in the future. The exchange rate between the United States dollar and a foreign currency or currency unit is at any moment a result of the supply of and demand for such currencies, and changes in the rate result over time from the interaction of many factors, among which are rates of inflation, interest rate levels, balances of payments, and the extent of governmental surpluses or deficits in the countries of such currencies. These factors are in turn sensitive to the monetary, fiscal and trade policies pursued by such governments and those of other countries important to international trade and finance. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative of fluctuations in the rate that may occur during the term of any Foreign Currency Note. Depreciation of the Specified Currency applicable to a Foreign Currency Note against the United States dollar would result in a decrease in the United States dollar-equivalent yield of such Note, in the United States dollar-equivalent value of the principal and premium, if any, payable at the Maturity Date of such Note, and, generally, in the United States dollar-equivalent market value of such Note.

    Foreign exchange rates can either be fixed by sovereign governments or float. Sovereign governments may use a variety of techniques, such as intervention by a country's central bank or imposition of regulatory controls or taxes, to affect the exchange rate of their currencies. Governments may also issue a new currency to replace an existing currency or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency. Thus, a special risk in purchasing Foreign Currency Notes is that their United States dollar-equivalent yields could be affected by governmental actions which could change or interfere with a theretofore freely determined currency valuation, by fluctuations in response to other market forces, and by the movement of currencies across borders. There will be no adjustment or change in the terms of the Foreign Currency Notes in the event that exchange rates should become fixed, or in the event of any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes, or in the event of other developments, affecting the United States dollar or any applicable currency or currency unit.

    AVAILABILITY OF SPECIFIED CURRENCY

    Governments have imposed from time to time exchange controls and may in the future impose or revise exchange controls which could affect the availability of the Specified Currency at maturity of a Foreign Currency Note. Even if there are no exchange controls, it is possible that the Specified Currency for any particular Foreign Currency Note would not be available at such Note's maturity due to other circumstances beyond the control of the Company. In that event, the Company will repay in United States dollars on the basis of the most recently available exchange rate.

    JUDGMENTS

    The Notes will be governed by and construed in accordance with the laws of the State of New York. If an action based on Foreign Currency Notes were commenced in a court of the United States, it is likely that such court would grant judgment relating to such Notes only in United States dollars. It is not clear, however, whether, in granting such judgment, the rate of conversion into United States dollars would be determined with reference to the date of default, the date judgment is rendered or some other date. Under current New York law, a state court in the State of New York rendering a judgment on a Foreign Currency Note would be required to render such judgment in the Specified Currency in which such Foreign Currency Note is denominated, and such judgment would be converted into United States dollars at the exchange rate prevailing on the date of entry of the judgment. Investors in Foreign Currency Notes would bear the risk of exchange rate fluctuations between the time the amount of the judgment is calculated and the time the Paying Agent (as herein after defined) converts United States dollars to the Specified Currency for payment of the judgment.

    CREDIT RATINGS

    The credit ratings assigned to the Company's medium-term note program may not reflect the potential impact of all risks related to structure and other factors on the value of the Notes. Accordingly, prospective investors should consult their own financial and legal advisors as to the risks entailed by an investment in the Notes and the suitability of investing in such Notes in light of their particular circumstances.

                              DESCRIPTION OF NOTES

    The following description of the particular terms of the Notes offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Securities set forth in the accompanying Prospectus, to which reference is hereby made. The particular terms of the Notes sold pursuant to any Pricing Supplement will be described therein. The terms and conditions set forth herein will apply to each Note unless otherwise stated in the applicable Pricing Supplement and such Note.

GENERAL

    The Notes will be offered on a continuing basis and will mature on any day nine months or more from the date of issue, as selected by the purchaser and agreed to by the Company. The Notes may be subject to redemption at the option of the Company or repayment at the option of the holder prior to maturity as set forth under "Redemption" and "Repayment at the Option of the Holder." The Notes will be unsecured senior debt of the Company.

    Each Note will be issued initially as either a Book-Entry Note or a Certificated Note in fully registered form without coupons. Except as set forth in the accompanying Prospectus under "Description of Securities--Global Securities," Book-Entry Notes will not be issuable in certificated form. See "Book-Entry System" below.

    Unless otherwise stated in the applicable Pricing Supplement, the Notes (other than Foreign Currency Notes) are issuable in denominations of $1,000 or any integral multiple of $1,000. The authorized denominations of Foreign Currency Notes will be indicated in the applicable Pricing Supplement.

    Interest rates offered by the Company with respect to the Notes may differ depending upon, among other things, the aggregate principal amount of the Notes purchased in any single transaction. Notes with different variable terms other than interest rates may also be offered concurrently to different investors. Interest rates or formulas and other terms of Notes are subject to change by the Company from time to time, but no such change will affect any Note previously issued or as to which an offer to purchase has been accepted by the Company.

    The Notes constitute a single series to be issued under the Indenture (as defined in the accompanying Prospectus) and are limited to an aggregate principal amount of $1,000,000,000 or the equivalent thereof in one or more foreign currencies. See "Description of Securities" in the accompanying Prospectus for a description of the rights of the holders of the Notes under the Indenture. The Company may, from time to time, without the consent of the holders of the Notes, provide for the issuance of Notes or other Securities under the Indenture in addition to the $1,000,000,000 aggregate principal amount of Notes offered hereby.

    The terms of the Notes as established by the Company provide that the Company may at any time (including more than one year prior to the stated maturity of the Notes) be discharged from its obligations thereon by providing for payment when due of the principal of, and interest on, the Notes and by satisfying certain other conditions, all as described under "Description of Securities--Satisfaction and Discharge" in the accompanying Prospectus.

    Until the Notes are paid or payment thereof is provided for, the Company will, at all times, maintain a paying agent (the "Paying Agent") in The City of New York capable of performing the duties described herein to be performed by the Paying Agent. The Company has initially appointed Citibank, N.A., as Paying Agent, acting through its Corporate Trust Office at 111 Wall Street, New York, New York 10043. The Notes may be presented for registration of transfer or exchange at the Corporate Trust Office of the Paying Agent provided that Book-Entry Notes will be exchangeable only in the manner and to the extent set forth in "Description of Securities--Global Securities" in the accompanying Prospectus. The Company will notify the holders of the Notes in accordance with the Indenture of any change in the Paying Agent or its address.

    In the case of Certificated Notes, United States dollar payments of interest (other than interest payable at maturity or upon earlier redemption or repayment) will be made by check mailed to the address of the person entitled thereto as shown on the Note register. Notwithstanding the foregoing, a holder of $10,000,000 (or, if the Specified Currency is other than United States dollars, the equivalent thereof in such Specified Currency) or more in aggregate principal amount of Certificated Notes (whether having identical or different terms and provisions) will be entitled to receive interest payments, if any, other than interest payable at maturity or upon earlier redemption or repayment by wire transfer of immediately available funds if appropriate wire transfer instructions have been received in writing by the Paying Agent not less than fifteen days prior to such interest payment date. Any such wire transfer instructions received by the Paying Agent shall remain in effect until revoked by such holder. In the case of Book-Entry Notes, United States dollar payments of principal, premium and interest, if any, will be made to the Depositary, as holder of Book-Entry Notes, in immediately available funds. United States dollar payments of principal and interest at maturity or upon earlier redemption or repayment will be made in immediately available funds against presentation and surrender of the Note at the office or agency of the Paying Agent designated for such purpose, provided the Note is presented in time for the Paying Agent to make such payment in such funds in accordance with its normal procedures. For special payment terms applicable to Foreign Currency Notes, see "Special Provisions Relating to Foreign Currency Denominated Notes" below.

    The applicable Pricing Supplement for each Note will specify the date on which such Note will mature (such date or an earlier date of redemption or repayment being referred to as the "Maturity Date"); the provisions relating to redemption or repayment, if applicable; whether such Note is a Fixed Rate Note or a Floating Rate Note; if such Note is a Fixed Rate Note, the rate per annum at which such Note will bear interest; and if such Note is a Floating Rate Note, the interest rate basis or interest rate formula and the Spread, if any, and/or the Spread Multiplier, if any, and the Maximum Interest Rate, if any, and the Minimum Interest Rate, if any, applicable to such Note and any other terms and conditions consistent with the Indenture. A Floating Rate Note may also bear interest determined by reference to two or more interest rate bases. In addition, such Pricing Supplement will define or particularize for each Floating Rate Note the following terms, if applicable: Index Maturity; Initial Interest Rate; Interest Payment Dates; Interest Reset Period; Interest Reset Dates; Designated CMT Telerate Page; Designated CMT Maturity Index; Designated LIBOR Page and Index Currency.

    Each Note will be denominated in a currency or currency unit as specified on the face thereof and in the applicable Pricing Supplement. Unless otherwise indicated in a Note and in the applicable Pricing Supplement, the Notes will be denominated in United States dollars and payments of principal of, and premium, if any, and interest on, the Notes will be made in United States dollars. Unless otherwise specified in the applicable Pricing Supplement, purchasers are required to pay for Foreign Currency Notes in the Specified Currency. At the present time, there are limited facilities in the United States for the conversion of United States dollars into foreign currencies or currency units and vice versa, and commercial banks do not generally offer non-United States dollar checking or savings account facilities in the United States. If requested on or prior to the fifth Business Day (as defined below) preceding the date of delivery of the Notes, or by such other day as determined by the Agent who presented such offer to purchase Notes to the Company, such Agent may be prepared to arrange for the conversion of United States dollars into the Specified Currency to enable the purchasers to pay for the Notes. If agreed to by such Agent, each such conversion will be made by such Agent on such terms and subject to such conditions, limitations and charges as such Agent may from time to time establish in accordance with its regular foreign exchange practices. All costs of exchange will be borne by the purchasers of Foreign Currency Notes.

    Provisions with respect to Foreign Currency Notes will be set forth in such Notes and in the applicable Pricing Supplement.

REDEMPTION AT THE OPTION OF THE COMPANY

    The Notes will be redeemable at the option of the Company prior to their Maturity Date only if an initial redemption date ("Initial Redemption Date") is specified therein and in the applicable Pricing Supplement. If so specified, the Notes will be subject to redemption at the option of the Company on any date on and after the applicable Initial Redemption Date at any time in whole or from time to time in part in increments of $1,000 or any other integral multiple of an authorized denomination specified in such Pricing Supplement (provided that any remaining principal amount thereof shall be at least $1,000 or the minimum authorized denomination applicable thereto) at the option of the Company at the applicable Redemption Price (as defined below), together with interest thereon payable to the Redemption Date, on written notice given to the holders thereof not more than 60 nor less than 30 days prior to the Redemption Date. The "Redemption Price" with respect to a Note will initially mean a percentage (the "Initial Redemption Percentage") of the principal amount of such Note to be redeemed specified in the applicable Pricing Supplement multiplied by the unpaid principal amount to be redeemed. The Initial Redemption Percentage, if any, applicable to a note shall decline at each anniversary of the Initial Redemption Date by a percentage (the "Annual Redemption Percentage Reduction") if any, specified in the applicable Pricing Supplement, of the principal amount to be redeemed until the Redemption Price is 100% of such principal amount.

REPAYMENT AT THE OPTION OF THE HOLDER

    If so specified in the applicable Pricing Supplement, Notes will be repayable by the Company in whole or in part at the option of the holders thereof on their respective optional repayment dates specified in such Pricing Supplement ("Optional Repayment Dates"). If no Optional Repayment Date is indicated with respect to a Note, such Note will not be repayable at the option of the holder prior to its Maturity Date. Unless otherwise specified in the applicable Pricing Supplement, Notes will be repayable in whole or in part in increments of $1,000 or any other integral multiple of an authorized denomination specified in such Pricing Supplement (provided that any remaining principal amount thereof shall be at least $1,000 or the minimum authorized denomination applicable thereto). The repurchase price for any Note so repurchased will be 100% of the principal amount to be repaid, together with interest thereon payable to the date of repayment. Except as set forth below, or in any Note to be repaid, such Note must be received, together with the form thereon entitled "Option to Elect Repayment" duly completed, by the Paying Agent at its office maintained for such purpose in the Borough of Manhattan, The City of New York, currently the Corporate Trust Office located at 111 Wall Street, New York, New York 10043, not more than 60 nor less than 30 calendar days prior to the Optional Repayment Date. Exercise of such repayment option by the holder will be irrevocable.

    While the Book-Entry Notes are represented by Global Notes (as defined below) held by or on behalf of the Depositary (as defined below under "Book-Entry Notes"), and registered in the name of the Depositary or the Depositary's nominee, the option for repayment may be exercised by the applicable Participant (as defined below under "Book-Entry Notes") on behalf of the Beneficial Owners (as defined below under "Book-Entry Notes") of such Book-Entry Notes by delivering a written notice to the Paying Agent at the Corporate Trust Office, not more than 60 nor less than 30 days prior to the Optional Repayment Date. Notices of elections from Participants on behalf of Beneficial Owners of the Book-Entry Notes to exercise their option to have the Book-Entry Notes repaid must be received by the Paying Agent by 5:00 p.m., New York City Time, on the last day for giving such notice. In order to ensure that a notice is received by the Paying Agent on a particular day, the Beneficial Owner of Book-Entry Notes must so direct the applicable Participant before such Participant's cut-off time for accepting instructions for that day. Different firms may have different cut-off times for accepting instructions from their customers. Accordingly, Beneficial Owners of Book-Entry Notes should consult the Participants through which they own their interest in the Book-Entry Notes for the cut-off times for such Participants. All notices shall be executed by a duly authorized officer of such Participant (with signature guaranteed) and shall be irrevocable. In addition, such Beneficial Owners of Book-Entry Notes shall effect delivery of such Book-Entry Notes at the time such notices of election are given to the Depositary by causing the Participant to transfer such Beneficial Owner's interest in the Book-Entry Notes, on the Depositary's records, to the Trustee. Conveyance of notices and other communications by the Depositary to Participants, by Participants to Indirect Participants (as defined below under "Book-Entry Notes") and by Participants and Indirect Participants to Beneficial Owners of the Book-Entry Notes will be governed by agreements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

    If applicable, the Company will comply with the requirements of Section 14(e) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules promulgated thereunder, and any other securities laws or regulations in connection with any such repayment.

    The Company may at any time purchase Notes at any price or prices in the open market or otherwise. Notes so purchased by the Company may, at the discretion of the Company, be held, resold or surrendered to the Paying Agent for cancellation.

INTEREST RATE

    Unless otherwise stated in the applicable Pricing Supplement, each Note will bear interest from the date of issue at the rate per annum stated therein, or calculated pursuant to the interest rate formula set forth therein and in the applicable Pricing Supplement, until the principal thereof is paid or made available for payment. Interest will be payable in arrears on each date specified in the applicable Pricing Supplement on which an installment of interest is due and payable (an "Interest Payment Date") and on the Maturity Date. Unless otherwise provided in the applicable Pricing Supplement, Citibank, N.A. will be the calculation agent (the "Calculation Agent") with respect to the Floating Rate Notes.

    Each Note will bear interest at either (a) a fixed rate or (b) rates determined by reference to the interest rate basis specified in the applicable Pricing Supplement (i) plus or minus (as specified in the applicable Pricing Supplement) the Spread, if any, and/or (ii) multiplied by the Spread Multiplier, if any. The "Spread" is the number of basis points specified in the applicable Pricing Supplement as being applicable to such Note, and the "Spread Multiplier" is the percentage specified in the applicable Pricing Supplement as being applicable to such Note. The applicable Pricing Supplement will designate one or more of the following interest rate bases as applicable to each Floating Rate
Note: (a) the CD Rate (a "CD Rate Note"), (b) the CMT rate (a "CMT Rate Note"),
(c) the Commercial Paper Rate (a "Commercial Paper Rate Note"), (d) the Federal Funds Rate (a "Federal Funds Rate Note"), (e) LIBOR (a "LIBOR Note"), (f) the Prime Rate (a "Prime Rate Note"), (g) the Treasury Rate (a "Treasury Rate Note"), or (h) such other interest rate basis or interest rate formula as is set forth in such Pricing Supplement. Alternatively, a Floating Rate Note may bear interest at rates determined by reference to two or more interest rate bases, as specified in the applicable Pricing Supplement.

    Any Floating Rate Note also may have either or both of the following: (i) a maximum interest rate limitation ("Maximum Interest Rate"), or ceiling, on the rate of interest which may accrue during any interest period; and (ii) a minimum interest rate limitation ("Minimum Interest Rate"), or floor, on the rate of interest which may accrue during any interest period. In addition to any Maximum Interest Rate which may be applicable to any Floating Rate Note pursuant to the above provisions, the interest rate on a Floating Rate Note will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application. Under present New York law, the maximum rate of interest, with certain exceptions, is 25% per annum on a simple interest basis. This limit may not apply to Notes in which $2,500,000 or more has been invested.

    Unless otherwise stated in the applicable Pricing Supplement, interest payable on any Interest Payment Date will be payable to the person in whose name such Note is registered at the close of business on (a) the March 1 or September 1 (whether or not a Business Day, as defined below) next preceding such Interest Payment Date in the case of a Fixed Rate Note, or (b) the fifteenth calendar day (whether or not a

Business Day) next preceding such Interest Payment Date in the case of a Floating Rate Note (in each case, the "Record Date"); provided, however, that interest payable on the Maturity Date will be payable to the person to whom principal shall be payable. Notwithstanding the foregoing, the first payment of interest on any Note originally issued between a Record Date and an Interest Payment Date will be made on the Interest Payment Date following the next succeeding Record Date to the registered owner on such next Record Date.

    Unless otherwise stated in the applicable Pricing Supplement, interest payments on each Interest Payment Date for Notes will include accrued interest from and including the date of issue or from and including the next preceding Interest Payment Date in respect of which interest has been paid, as the case may be, to, but excluding, the Interest Payment Date or Maturity Date, as the case may be.

    "Business Day" means, unless otherwise stated in the applicable Pricing Supplement, any day other than a Saturday or Sunday that is not a legal holiday or a day on which banking institutions are authorized or obligated by law, regulation or executive order to close in The City of New York and, with respect to LIBOR Notes, is also a London Business Day. As used herein, "London Business Day" means any day (a) if the Index Currency (as defined below) is other than the European Currency Unit ("ECU"), on which dealings in deposits in such Index Currency are transacted in the London interbank market or (b) if the Index Currency is the ECU, that appears as an ECU non-settlement day on the display designated as "ISDE" on the Reuter Monitor Money Rates Service (or is not a day designated as an ECU non-settlement day by the ECU Banking Association) or, if ECU non-settlement days do not appear on that page (or are not so designated), a day that is not a day on which payments in ECU cannot be settled in the international interbank market.

FIXED RATE NOTES

    Fixed Rate Notes will bear interest from the date of issue at the annual interest rate or rates specified on the face thereof and in the applicable Pricing Supplement. Unless otherwise stated in the applicable Pricing Supplement, interest on Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months.

    Unless otherwise stated in the applicable Pricing Supplement, interest payments on Fixed Rate Notes will be made on March 15 and September 15 of each year and on the Maturity Date. If any Interest Payment Date or Maturity Date for any Fixed Rate Note falls on a day that is not a Business Day, the payment of principal, premium, if any, or interest shall be made on the next day that is a Business Day, and no interest on such payment shall accrue for the period from and after the Interest Payment Date or the Maturity Date, as the case may be.

FLOATING RATE NOTES

    The rate of interest on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semiannually or annually or on such other basis (the "Interest Reset Period"), as specified in the applicable Pricing Supplement. Unless otherwise stated in the applicable Pricing Supplement, the date or dates on which interest will be reset (each an "Interest Reset Date") will be, in the case of Floating Rate Notes which reset daily, each Business Day; in the case of Floating Rate Notes (other than Treasury Rate Notes) that reset weekly, the Wednesday of each week; in the case of Treasury Rate Notes that reset weekly, the Tuesday of each week (except as specified below); in the case of Floating Rate Notes that reset monthly, the third Wednesday of each month; in the case of Floating Rate Notes that reset quarterly, the third Wednesday of March, June, September and December of each year; in the case of Floating Rate Notes that reset semiannually, the third Wednesday of the two months specified in the applicable Pricing Supplement; and in the case of Floating Rate Notes that reset annually, the third Wednesday of the month specified in the applicable Pricing Supplement. If any Interest Reset Date for any Floating Rate Note is not a Business Day, such Interest Reset Date shall be postponed to the next day that is a Business Day, except, in the case of a LIBOR Note, if such Business Day is in the next succeeding calendar month, such Interest Reset Date shall be the immediately preceding Business Day. If an Interest Reset Date for Treasury Rate Notes would otherwise be a day on which Treasury Bills (as defined below) are auctioned, then such Interest Reset Date shall be the first Business Day immediately following such auction day.

    Except as provided below, interest payments on Floating Rate Notes will be made, in the case of Floating Rate Notes which reset (a) daily, weekly or monthly, on the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year, as specified in the applicable Pricing Supplement; (b) quarterly, on the third Wednesday of March, June, September and December of each year; (c) semiannually, on the third Wednesday of each of the two months of each year specified in the applicable Pricing Supplement; and (d) annually, on the third Wednesday of the month specified in the applicable Pricing Supplement and, in each case, on the Maturity Date. If any Interest Payment Date for any Floating Rate Note, other than an Interest Payment Date falling on the Maturity Date, would otherwise be a day that is not a Business Day, such Interest Payment Date shall be postponed to the next day that is a Business Day, except that in the case of an Interest Payment Date for a LIBOR Note, if such Business Day is in the next succeeding calendar month, such Interest Payment Date shall be the immediately preceding Business Day. If the Maturity Date of a Floating Rate Note falls on a day that is not a Business Day, the payment of principal, premium, if any, and interest will be made on the next succeeding Business Day, and no interest on such payment shall accrue for the period from and after such Maturity Date.

    With respect to a Floating Rate Note, accrued interest will be calculated by multiplying the principal amount of such Note by an accrued interest factor. The accrued interest factor will be computed by adding the interest factor calculated for each day in the period for which accrued interest is being calculated. Unless otherwise stated in the applicable Pricing Supplement, the interest factor (expressed as a decimal) for each such day will be computed by dividing the interest rate applicable to such day by 360, in the case of CD Rate Notes, Commercial Paper Rate Notes, Federal Funds Rate Notes, LIBOR Notes and Prime Rate Notes, or by the actual number of days in the year, in the case of Treasury Rate Notes or CMT Rate Notes. Subject to any Maximum Interest Rate or Minimum Interest Rate limitation referred to above and to any adjustment by a Spread and/or a Spread Multiplier referred to above, the interest rate in effect on each day will be, (a) if such day is an Interest Reset Date, the interest rate with respect to the Interest Determination Date (as defined below) pertaining to such Interest Reset Date or, (b) if such day is not an Interest Reset Date, the interest rate with respect to the Interest Determination Date pertaining to the next preceding Interest Reset Date; provided, however, that the interest rate in effect for the period from the date of issue to the first Interest Reset Date set forth in the Pricing Supplement with respect to a Floating Rate Note will be the "Initial Interest Rate" specified in the applicable Pricing Supplement.

    Unless otherwise stated in the applicable Pricing Supplement, the "Interest Determination Date" pertaining to an Interest Reset Date for CD Rate Notes, CMT Rate Notes and Commercial Paper Rate Notes will be the second Business Day preceding such Interest Reset Date. The Interest Determination Date pertaining to an Interest Reset Date for Federal Funds Rate Notes and Prime Rate Notes will be the second Business Day immediately preceding such Interest Reset Date. The Interest Determination Date pertaining to an Interest Reset Date for a LIBOR Note will be the second London Business Day next preceding such Interest Reset Date. The Interest Determination Date pertaining to an Interest Reset Date for a Treasury Rate Note will be the day of the week in which such Interest Reset Date falls on which Treasury Bills of the Index Maturity specified on the face of the Treasury Rate Note are auctioned. Treasury Bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, except that such auction may be held on the preceding Friday. If, as the result of a legal holiday, an auction is so held on the preceding Friday, such Friday will be the Interest Determination Date pertaining to the Interest Reset Date occurring in the next succeeding week. Unless otherwise specified in the applicable Pricing Supplement, the Interest Determination Date pertaining to a Floating Rate Note, the interest rate of which is determined with reference to two or more interest rate bases, will be the latest Business Day which is at least two Business Days prior to such Interest Reset Date for such Floating Rate Note on which each interest rate basis is determinable. Each interest rate basis will be determined on such date, and the applicable interest rate will take effect on the related Interest Reset Date.

    Unless otherwise stated in the applicable Pricing Supplement, the "Calculation Date," where applicable, pertaining to an Interest Determination Date will be the earlier of (i) the tenth calendar day after such Interest Determination Date or if any such day is not a Business Day, the next succeeding Business Day or (ii) the Business Day immediately preceding the applicable Interest Payment Date or Maturity Date, as the case may be.

    The Calculation Agent will notify the Company and, in turn, the Company will notify the Paying Agent of each determination of the interest rate applicable to any Floating Rate Note promptly after such determination is made. The Paying Agent will, upon the request of the holder of any Floating Rate Note, provide the interest rate then in effect and, if determined and notified to the Paying Agent, the interest rate which will become effective as a result of a determination made with respect to the most recent Interest Determination Date with respect to such Note. The Paying Agent will not be responsible for determining the interest rate applicable to any Floating Rate Note.

    All percentages resulting from any calculations will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point being rounded upwards; and all dollar amounts used in or resulting from such calculations on Floating Rate Notes will be rounded to the nearest cent with one-half cent being rounded upwards.

    CD RATE NOTES

    The interest rate for CD Rate Notes will be calculated with reference to the CD Rate as specified in the CD Rate Notes and in the applicable Pricing Supplement.

    Unless otherwise stated in the applicable Pricing Supplement, "CD Rate" means, with respect to any Interest Determination Date, the rate on such date for negotiable United States dollar certificates of deposit having the Index Maturity designated in the applicable Pricing Supplement as published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates," or any successor publication ("H.15(519)") under the heading "CDs (Secondary Market)" or, if not so published by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the CD Rate will be the rate on such Interest Determination Date for negotiable United States dollar certificates of deposit of the Index Maturity designated in the applicable Pricing Supplement as published by the Federal Reserve Bank of New York in its daily statistical release, "Composite 3:30 P.M. Quotations for U.S. Government Securities" or any successor publication ("Composite Quotations") under the heading "Certificates of Deposit." If such rate is not yet published in either H.15(519) or Composite Quotations by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Interest Determination Date, then the CD Rate on such Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the secondary market offered rates as of 10:00 A.M., New York City time, on such Interest Determination Date, of three leading nonbank dealers in negotiable United States dollar certificates of deposit in The City of New York selected by the Calculation Agent for negotiable certificates of deposit of major United States money market banks for negotiable United States dollar certificates of deposit with a remaining maturity closest to the Index Maturity designated in the Pricing Supplement in an amount that is representative for a single transaction in that market at that time; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the CD Rate will be the CD Rate in effect on such Interest Determination Date.

    CMT RATE NOTES

    The interest rate for CMT Rate Notes will be calculated with reference to the CMT Rate as specified in the CMT Rate Note and in the applicable Pricing Supplement.

    Unless otherwise specified in the applicable Pricing Supplement, "CMT Rate" means, with respect to any Interest Determination Date, the rate displayed on the Designated CMT Telerate Page under the caption "...Treasury Constant Maturities...Federal Reserve Board Release H.15...Mondays Approximately 3:45 P.M.," under the column for the Designated CMT Maturity Index for (i) if the Designated CMT Telerate Page is 7055, the rate on such Interest Determination Date and (ii) if the Designated CMT Telerate Page is 7052, the weekly or monthly average as specified in the applicable Pricing Supplement for the week or the month, as applicable, ended immediately preceding the week or the month, as applicable, in which the related Interest Determination Date occurs. If such rate is no longer displayed on the relevant page or is not displayed by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for such Interest Determination Date will be such treasury constant maturity rate for the Designated CMT Maturity Index as published in H.15(519). If such rate is no longer published or is not published by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate on such Interest Determination Date will be such treasury constant maturity rate for the Designated CMT Maturity Index (or other United States Treasury rate for the Designated CMT Maturity Index) for the Interest Determination Date with respect to such Interest Reset Date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in H.15(519). If such information is not provided by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate on the Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity, based on the arithmetic mean of the secondary market offered rates as of approximately 3:30 P.M., New York City time, on such Interest Determination Date reported, according to their written records, by three leading primary United States government securities dealers (each, a "Reference Dealer") in The City of New York (which may include the Agents or their affiliates) selected by the Calculation Agent (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for the most recently issued direct noncallable fixed rate obligations of the United States ("Treasury Notes") with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than such Designated CMT Maturity Index minus one year. If the Calculation Agent is unable to obtain three such Treasury Note quotations, the CMT Rate on such Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity based on the arithmetic mean of the secondary market offered rates as of approximately 3:30 P.M., New York City time, on such Interest Determination Date of three Reference Dealers in The City of New York (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for Treasury Notes with an original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in an amount of at least $100,000,000. If three or four (and not five) of such Reference Dealers are quoting as described above, then the CMT Rate will be based on the arithmetic mean of the offered rates obtained and neither the highest nor the lowest of such quotes will be eliminated; provided, however, that if fewer than three Reference Dealers so selected by the Calculation Agent are quoting as mentioned herein, the CMT Rate determined as of such Interest Determination Date will be the CMT Rate in effect on such Interest Determination Date. If two Treasury Notes with an original maturity as described in the second preceding sentence have remaining terms to maturity equally close to the Designated CMT Maturity Index, the Calculation Agent will obtain from five Reference Dealers quotations for the Treasury Note with the shorter remaining term to maturity.

    "Designated CMT Telerate Page" means the display on the Dow Jones Markets Limited (or any successor service) on the page specified in the applicable Pricing Supplement (or any other page as may replace such page on that service) for the purpose of displaying Treasury Constant Maturities as reported in H.15(519). If no such page is specified in the applicable Pricing Supplement, the Designated CMT Telerate Page shall be 7052 for the most recent week.

    "Designated CMT Maturity Index" means the original period to maturity of the Treasury Notes (either 1, 2, 3, 5, 7, 10, 20 or 30 years) specified in the applicable Pricing Supplement with respect to which the CMT Rate will be calculated. If no such maturity is specified in the applicable Pricing Supplement, the Designated CMT Maturity Index shall be 2 years.

    COMMERCIAL PAPER RATE NOTES

    The interest rate for Commercial Paper Rate Notes will be calculated with reference to the Commercial Paper Rate as specified in the Commercial Paper Rate Notes and in the applicable Pricing Supplement.

    Unless otherwise stated in the applicable Pricing Supplement, "Commercial Paper Rate" means, with respect to any Interest Determination Date, the Money Market Yield (as defined below) of the rate on such date for commercial paper having the Index Maturity designated in the applicable Pricing Supplement as published in H.15(519) under the heading "Commercial Paper-Nonfinancial." In the event that such rate is not published by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Interest Determination Date, then the Commercial Paper Rate shall be the Money Market Yield of the rate on that Interest Determination Date for commercial paper having the Index Maturity designated in the applicable Pricing Supplement as published in Composite Quotations under the heading "Commercial Paper" (with an Index Maturity of one month or three months being deemed to be equivalent to an Index Maturity of 30 days or 90 days, respectively). If by 3:00 P.M., New York City time, on such Calculation Date such rate is not yet published in either H.15(519) or Composite Quotations, the Commercial Paper Rate for that Interest Determination Date shall be calculated by the Calculation Agent and shall be the Money Market Yield of the arithmetic mean of the offered rates, at approximately 11:00 A.M., New York City time, on that Interest Determination Date, of three leading dealers of commercial paper in The City of New York (which may include the Agents or their affiliates) selected by the Calculation Agent, for commercial paper having the Index Maturity designated in the applicable Pricing Supplement placed for a non-financial entity whose bond rating is "AA", or the equivalent, from a nationally recognized statistical rating organization; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Commercial Paper Rate will be the Commercial Paper Rate in effect on such Interest Determination Date.

    "Money Market Yield" shall be a yield (expressed as a percentage) calculated in accordance with the following formula:

                                     D X 360
Money Market Yield       =      ----------------     X 100
                                  360 - (D X M)

where "D" refers to the applicable per annum rate for commercial paper, quoted on a bank discount basis and expressed as a decimal; and "M" refers to the actual number of days in the interest period for which interest is being calculated.

    FEDERAL FUNDS RATE NOTES

    The interest rate for Federal Funds Rate Notes will be calculated with reference to the Federal Funds Rate as specified in the Federal Funds Rate Notes and in the applicable Pricing Supplement.

    Unless otherwise stated in the applicable Pricing Supplement, "Federal Funds Rate" means, with respect to any Interest Determination Date, the rate on that day for United States federal funds as published in H.15(519) under the heading "Federal Funds (Effective)" or, if not so published by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the Federal Funds Rate will be the rate on such Interest Determination Date as published in Composite Quotations under the heading "Federal Funds/Effective Rate." If such rate is not yet published in either H.15(519) or Composite Quotations by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the Federal Funds Rate for such Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of federal funds transactions in The City of New York (which may include the Agents or their affiliates) selected by the Calculation Agent prior to 9:00 A.M., New York City time, on such Interest Determination Date; provided, however, that if the brokers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Federal Funds Rate will be the Federal Funds Rate in effect on such Interest Determination Date.

    LIBOR NOTES

    The interest rate for LIBOR Notes will be calculated with reference to LIBOR as specified in the LIBOR Notes and in the applicable Pricing Supplement.

    Unless otherwise stated in the applicable Pricing Supplement, "LIBOR" will be determined by the Calculation Agent in accordance with the following provisions:

        (i) With respect to an Interest Determination Date, LIBOR will be either: (a) if "LIBOR Reuters" is specified in the applicable Pricing Supplement, the arithmetic mean of the offered rates (unless the specified Designated LIBOR Page (as defined below) by its terms provides only for a single rate, in which case such single rate shall be used) for deposits in the Index Currency having the Index Maturity designated in the applicable Pricing Supplement, commencing on the second London Business Day immediately following such Interest Determination Date, that appear (or, if only a single rate is required as aforesaid, appears) on the Designated LIBOR Page specified in the applicable Pricing Supplement as of 11:00 A.M., London time, on that Interest Determination Date, if at least two such offered rates appear (unless, as aforesaid, only a single rate is required) on such Designated LIBOR Page, or (b) if "LIBOR Telerate" is specified in the applicable Pricing Supplement, the rate for deposits in the Index Currency having the Index Maturity designated in the applicable Pricing Supplement commencing on the second London Business Day immediately following that Interest Determination Date that appears on the Designated LIBOR Page specified in the applicable Pricing Supplement as of 11:00 A.M., London time, on that Interest Determination Date. If fewer than two offered rates appear, or no rate appears, as applicable, LIBOR in respect of the related Interest Determination Date will be determined as if the parties had specified the rate described in clause (ii) below.

        (ii) With respect to an Interest Determination Date on which fewer than two offered rates appear, or no rate appears, as the case may be, on the applicable Designated LIBOR Page as specified in clause (i) above, the Calculation Agent will request the principal London offices of each of four major reference banks (which may include affiliates of the Agents) in the London interbank market, as selected by the Calculation Agent, to provide the Calculation Agent with its offered quotation for deposits in the Index Currency for the period of the Index Maturity designated in the applicable Pricing Supplement, commencing on the second London Business Day immediately following such Interest Determination Date, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on such Interest Determination Date and in a principal amount that is representative for a single transaction in such Index Currency in such market at such time. If at least two such quotations are provided, LIBOR determined on such Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR determined on such Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 A.M., in the applicable Principal Financial Center (as defined below), on such Interest Determination Date by three major banks (which may include affiliates of the Agents) in such Principal Financial Center selected by the Calculation Agent for loans in the Index Currency to leading European banks, having the Index Maturity designated in the applicable Pricing Supplement and in a principal amount that is representative for a single transaction in such Index Currency in such market at such time; provided, however, that if the banks so selected by the Calculation Agent are not quoting as mentioned in this sentence, LIBOR determined on such Interest Determination Date will be LIBOR in effect on such Interest Determination Date.

    "Index Currency" means the currency specified in the applicable Pricing Supplement as the currency for which LIBOR shall be calculated. If no such currency is specified in the applicable Pricing Supplement, the Index Currency shall be United States dollars.

    "Designated LIBOR Page" means either (a) if "LIBOR Reuters" is designated in the applicable Pricing Supplement, the display on the Reuter Monitor Money Rates Service (or any successor service) for the purpose of displaying the London interbank rates of major banks for the applicable Index Currency, or (b) if "LIBOR Telerate" is designated in the applicable Pricing Supplement, the display on the Dow Jones Markets Limited (or any successor service) for the purpose of displaying the London interbank rates of major banks for the applicable Index Currency. If neither LIBOR Reuters nor LIBOR Telerate is specified in the applicable Pricing Supplement, LIBOR for the applicable Index Currency will be determined as if LIBOR Telerate (and, if the United States dollar is the Index Currency, Page 3750) had been specified.

    "Principal Financial Center" will generally be the capital city of the country of the specified Index Currency, except that with respect to United States dollars and ECUs, the Principal Financial Center shall be The City of New York and Luxembourg, respectively.

    PRIME RATE NOTES

    The interest rate for Prime Rate Notes will be calculated with reference to the Prime Rate as specified in the Prime Rate Notes and in the applicable Pricing Supplement.

    Unless otherwise stated in the applicable Pricing Supplement, "Prime Rate" means, with respect to any Interest Determination Date, the rate set forth in H.15(519) for such date opposite the caption "Bank Prime Loan." If such rate is not yet published prior to 3:00 P.M., New York City time, on the Calculation Date, the Prime Rate for such Interest Determination Date will be the arithmetic mean of the rates of interest publicly announced by each bank named on the Reuters Screen USPRIME1 (as defined below) as such bank's prime rate or base lending rate as in effect for such Interest Determination Date as quoted on the Reuters Screen USPRIME1 on such Interest Determination Date, or, if fewer than four such rates appear on the Reuters Screen USPRIME1 for such Interest Determination Date, the rate shall be the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by 360 as of the close of business on such Interest Determination Date by four major money center banks (which may include affiliates of the Agents) in The City of New York selected by the Calculation Agent. If fewer than four such quotations are so provided, the Prime Rate shall be calculated by the Calculation Agent and shall be the arithmetic mean of four prime rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on such Interest Determination Date as furnished in The City of New York by the major money center banks, if any, that have provided such quotations and by a reasonable number of substitute banks or trust companies (which may include affiliates of the Agents) to obtain four such prime rate quotations, provided such substitute banks or trust companies are organized and doing business under the laws of the United States, or any State thereof, each having total equity capital of at least $500 million and being subject to supervision or examination by federal or state authority, selected by the Calculation Agent to provide such rate or rates; provided, however, that if the banks or trust companies so selected by the Calculation Agent are not quoting as mentioned in this sentence, the Prime Rate with respect to such Interest Determination Date will be the Prime Rate in effect on such Interest Determination Date.

    "Reuters Screen USPRIME1" means the display on the Reuter Monitor Money Rates Service (or any successor service) on the "USPRIME1" page (or such other page as may replace the USPRIME1 page on that service) for the purpose of displaying prime rates or base lending rates of major United States banks.

    TREASURY RATE NOTES

    The interest rate for Treasury Rate Notes will be calculated with reference to the Treasury Rate as specified in the Treasury Rate Notes and in the applicable Pricing Supplement.

    Unless otherwise stated in the applicable Pricing Supplement, "Treasury Rate" means, with respect to any Interest Determination Date, the rate from the auction held on such Interest Determination Date of direct obligations of the United States ("Treasury Bills") having the Index Maturity designated in the applicable Pricing Supplement as such rate is published in H.15(519) under the heading "Treasury Bills - auction average (investment)" or, if not so published by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the auction average rate of such Treasury Bills (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) as otherwise announced by the United States Department of the Treasury. In the event that the results of the auction of Treasury Bills having the Index Maturity designated in the applicable Pricing Supplement are not published or reported as provided above by 3:00 P.M., New York City time, on such Calculation Date or if no such auction is held on such Interest Determination Date, then the Treasury Rate shall be calculated by the Calculation Agent and shall be a yield to maturity (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on such Interest Determination Date, of three leading primary United States government securities dealers (which may include the Agents or their affiliates) selected by the Calculation Agent for the issue of Treasury Bills with a remaining maturity closest to the Index Maturity designated in the applicable Pricing Supplement; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Treasury Rate will be the Treasury Rate in effect on such Interest Determination Date.

OTHER PROVISIONS

    Any provisions with respect to the determination and/or specification of an interest rate basis or the calculation of the interest rate applicable to a Floating Rate Note, its Interest Payment Dates or any other matter relating to such Floating Rate Note or to any other Note, may be modified by the terms specified under "Other Provisions" on the face of the Note or in an addendum relating thereto, if so specified on the face of the Note and in the applicable Pricing Supplement.

ORIGINAL ISSUE DISCOUNT NOTES

    Notes may be issued at a price less than their redemption price at the Maturity Date, resulting, in certain cases, in such Notes being treated as if they were issued with original issue discount for federal income tax purposes ("Original Issue Discount Notes"). Such Original Issue Discount Notes may currently pay no interest or pay interest at a rate which at the time of issuance is below market rates. Certain additional considerations relating to any Original Issue Discount Notes may be described in the Pricing Supplement relating thereto.

INDEXED NOTES

    Indexed Notes may be issued with the principal amount payable on the Maturity Date and/or interest to be paid thereon to be determined with reference to the price or prices of specified commodities or stocks, the exchange rate of one or more specified currencies related to an index currency, or such other price, interest, exchange rate or other index as may be specified in such Note and in the applicable Pricing Supplement. Holders of such Indexed Notes may receive a principal amount on the Maturity Date that is greater than or less than the face amount of the Notes depending upon the relative value on the Maturity Date of the specified indexed item. Information as to the method for determining the principal amount payable on the Maturity Date, certain historical information with respect to the specified indexed item and tax considerations associated with investment in Indexed Notes will be set forth in the applicable Pricing Supplement.

AMORTIZING NOTES

    Amortizing Notes may be issued which specify the payment of both interest and principal over the life of the Note. Payments of principal and interest on Amortizing Notes will be made either quarterly or semiannually, except as otherwise set forth in the applicable Pricing Supplement, and on the Maturity Date or upon any earlier redemption or repayment. Unless otherwise specified in the applicable Pricing Supplement, interest on each Amortizing Note will be computed on the basis of a 360-day year of twelve 30-day months. Unless otherwise stated in the applicable Pricing Supplement, payments with respect to Amortizing Notes will be applied first to interest due and payable thereon and then to the reduction of the unpaid principal amount thereof. Further information concerning additional terms and conditions of any issue of Amortizing Notes will be provided in the applicable Pricing Supplement. A table setting forth repayment information in respect of each Amortizing Note will be provided to the original purchaser and will be available, upon request, to subsequent holders.

EXTENSION OF STATED MATURITY

    The Pricing Supplement relating to each Note will indicate whether the holder of such Notes has the option to extend the maturity of such Note to one or more dates (each an "Extended Maturity Date") indicated in the applicable Pricing Supplement. If the holder has such option with respect to any such Note (an "Extendible Maturity Note"), the procedures related thereto will be specified in the applicable Pricing Supplement.

BOOK-ENTRY SYSTEM

    The Company has established a depositary arrangement with The Depository Trust Company with respect to the Book-Entry Notes, the terms of which are summarized below. Any additional or differing terms of the depositary arrangement with respect to the Book-Entry Notes will be described in the applicable Pricing Supplement.

    Upon issuance, all Book-Entry Notes up to $200,000,000 aggregate principal amount bearing interest (if any) at the same rate or pursuant to the same formula and having the same date of issue, currency of denomination and payment, Interest Payment Dates (if any), Stated Maturity Date, redemption provisions (if any), repayment provisions (if any) and other terms will be represented by a single Global Security. Each Global Security representing Book-Entry Notes will be deposited with, or on behalf of, the Depositary and will be registered in the name of the Depositary or a nominee of the Depositary. No Global Security may be transferred except as a whole by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or such nominee to a successor of the Depositary or a nominee of such successor.

    So long as the Depositary or its nominee is the registered owner of a Global Security, the Depositary or its nominee, as the case may be, will be the sole holder of the Book-Entry Notes represented thereby for all purposes under the Indenture. Except as otherwise provided in this section, the Beneficial Owners of the Global Security or Securities representing Book-Entry Notes will not be entitled to receive physical delivery of Certificated Notes and will not be considered the holders thereof for any purpose under the Indenture, and no Global Security representing Book-Entry Notes shall be exchangeable or transferable. Accordingly, each Beneficial Owner must rely on the procedures of the Depositary and, if such Beneficial Owner is not a Participant, on the procedures of the Participant through which such Beneficial Owner owns its interest in order to exercise any rights of a holder under such Global Security or the Indenture. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security representing Book-Entry Notes.

    Unless otherwise specified in the applicable Pricing Supplement, each Global Security representing Book-Entry Notes will be exchangeable for Certificated Notes of like tenor and terms and of differing authorized denominations aggregating a like principal amount, only if (i) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for the Global Securities, or the Company becomes aware that Depositary has ceased to be a clearing agency registered under the Exchange Act and any other applicable statute or regulation and, in any such case, the Company shall not have appointed a successor to the Depositary within 90 days thereafter, or (ii) the Company in its sole discretion determines that the Global Securities shall be exchangeable for Certificated Notes. Upon any such exchange, the Certificated Notes shall be registered in the names of the Beneficial Owners of the Global Security or Securities representing Book-Entry Notes, which names shall be provided by the Depositary's relevant Participants (as identified by the Depositary) to the Paying Agent.

    The following is based on information furnished by the Depositary:

        The Depositary will act as securities depository for the Book-Entry Notes. The Book-Entry Notes will be issued as fully registered securities registered in the name of Cede & Co. (the Depositary's partnership nominee). One fully registered Global Security will be issued for each issue of Book-Entry Notes, each in the aggregate principal amount of such issue, and will be deposited with the Depositary. If, however, the aggregate principal amount of any issue exceeds $200,000,000, one Global Security will be issued with respect to each $200,000,000 of principal amount and an additional Global Security will be issued with respect to any remaining principal amount of such issue.

        The Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary holds securities that its participants ("Participants") deposit with the Depositary. The Depositary also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants of the Depositary ("Direct Participants"), include securities brokers and dealers (including the Agents), banks, trust companies, clearing corporations and certain other organizations. The Depositary is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the Depositary's system is also available to others such as securities broker and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to the Depositary and its Participants are on file with the Securities and Exchange Commission.

        Purchases of Book-Entry Notes under the Depositary's system must be made by or through Direct Participants, which will receive a credit for such Book-Entry Notes on the Depositary's records. The ownership interest of each actual purchaser of each Book-Entry Note represented by a Global

    Security ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from the Depositary of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which such Beneficial Owner entered into the transaction. Transfers of ownership interests in a Global Security representing Book-Entry Notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners, Beneficial Owners of a Global Security representing Book-Entry Notes will not receive Certificated Notes representing their ownership interests therein, except in the event that use of the book-entry system for such Book-Entry Notes is discontinued.

        To facilitate subsequent transfers, all Global Securities representing Book-Entry Notes which are deposited with, or on behalf of, the Depositary are registered in the name of the Depositary's nominee, Cede & Co. The deposit of Global Securities with, or on behalf of, the Depositary and their registration in the name of Cede & Co effect no change in beneficial ownership. The Depositary has no knowledge of the actual Beneficial Owners of the Global Securities representing the Book-Entry Notes; the Depositary's records reflect only the identity of the Direct Participants to whose accounts such Book-Entry Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

        Conveyance of notices and other communications by the Depositary to Direct Participants, by Direct Participants to Indirect Participants, and by Direct and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

        Neither the Depositary nor Cede & Co. will consent or vote with respect to the Global Securities representing the Book-Entry Notes. Under its usual procedure, the Depositary mails an Omnibus Proxy to the Company as soon as possible after the applicable record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Book-Entry Notes are credited on the applicable record date (identified in a listing attached to the Omnibus Proxy).

        Principal, premium, if any, and/or interest, if any, payments on the Global Securities representing the Book-Entry Notes will be made to the Depositary. The Depositary's practice is to credit Direct Participants' accounts on the applicable payment date in accordance with their respective holdings shown on the Depositary's records unless the Depositary has reason to believe that it will not receive payment on such date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such Participant and not of the Depositary, the Trustee or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and/or interest, if any, to the Depositary is the responsibility of the Company or the Trustee, disbursement of such payments to Direct Participants shall be the responsibility of the Depositary, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.

        If applicable, redemption notices shall be sent to Cede & Co. If less than all of the Book-Entry Notes within an issue are being redeemed, the Depositary's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

        A Beneficial Owner shall give notice of any option to elect to have its Book-Entry Notes repaid by the Company, through its Participant, to the Trustee, and shall effect delivery of such Book-Entry Notes by causing the Direct Participant to transfer the Participant's interest in the Global Security or Securities representing such Book-Entry Notes, on the Depositary's records, to the Paying Agent. The requirement for physical delivery of Book-Entry Notes in connection with a demand for repayment will be deemed satisfied when the ownership rights in the Global Security or Securities representing such Book-Entry Notes are transferred by Direct Participants on the Depositary's records.

        The Depositary may discontinue providing its services as securities depository with respect to the Book-Entry Notes at any time by giving reasonable notice to the Company or the Trustee. Under such circumstances, in the event that a successor securities depository is not obtained, Certificated Notes are required to be printed and delivered.

        The Company may decide to discontinue use of the system of book-entry transfers through the Depositary (or a successor securities depository). In that event, Certificated Notes will be printed and delivered.

    The information in this section concerning the Depositary and the Depositary's system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

    A further description of the Depositary's procedures with respect to Global Notes representing Book-Entry Notes is set forth in the accompanying Prospectus under "Description of Securities--Global Securities." The Depositary has confirmed to the Company that it intends to follow such procedures.

             SPECIAL PROVISIONS RELATING TO FOREIGN CURRENCY NOTES

GENERAL

    Unless otherwise specified in the applicable Pricing Supplement, Notes denominated in other than United States dollars or ECUs will not be sold in or to residents of the country issuing the Specified Currency in which particular Notes are denominated. The information set forth in this Prospectus Supplement is directed to prospective purchasers who are United States residents and with respect to Foreign Currency Notes, is by necessity incomplete. The Company and the Agents disclaim any responsibility to advise prospective purchasers who are residents of countries other than the United States with respect to any matters that may affect the purchase, holding or receipt of payments of principal of and premium, if any, and any interest on the Foreign Currency Notes. Such persons should consult their own financial and legal advisors with regard to such matters.

PAYMENT OF PRINCIPAL AND ANY PREMIUM AND INTEREST

    Unless otherwise specified in the applicable Pricing Supplement, the Company is obligated to make payments of principal of and any premium and interest on Foreign Currency Notes in the Specified Currency (or, if such Specified Currency is not at the time of such payment legal tender for the payment of public and private debts, in such other coin or currency of the country which issued such Specified Currency as at the time of such payment is legal tender for the payment of such debts). Any such amounts paid by the Company will, unless otherwise specified in the applicable Pricing Supplement, be converted by the Exchange Rate Agent named in the applicable Pricing Supplement into United States dollars for payment to holders. However, unless otherwise indicated in the applicable Pricing Supplement, the holder of a Foreign Currency Note may elect, in the manner hereinafter described, to receive such payments in the Specified Currency as hereinafter described.

    Any United States dollar amount to be received by a holder of a Foreign Currency Note will be based on the highest bid quotation in The City of New York received by the Exchange Rate Agent at approximately 11:00 A.M., New York City time, on the second Business Day preceding the applicable payment date from three recognized foreign exchange dealers (one of which may be the Exchange Rate Agent) selected by the Exchange Rate Agent and approved by the Company for the purchase by the quoting dealer of the Specified Currency for United States dollars for settlement on such payment date in the aggregate amount of the Specified Currency payable to all holders of Foreign Currency Notes scheduled to receive United States dollar payments and at which the applicable dealer commits to execute a contract. If such bid quotations are not available, payments will be made in the Specified Currency. All currency exchange costs will be borne by the holder of the Foreign Currency Note by deductions from such payments.

    Unless otherwise specified in the applicable Pricing Supplement, a holder of a Foreign Currency Note may elect to receive all or a specified portion of any payment of the principal of and any premium and interest on such Note in the Specified Currency by submitting a written request for such payment to the Paying Agent at its corporate trust office in The City of New York, New York on or prior to the applicable Record Date or at least fifteen calendar days prior to the Maturity Date, as the case may be. Such written request may be mailed or hand delivered or sent by cable, telex or other form of facsimile transmission. A holder of a Foreign Currency Note may elect to receive payment in the Specified Currency for all or a specified portion of all principal and any premium and interest payments and need not file a separate election for each payment. Such election will remain in effect until revoked by written notice to the Paying Agent, but written notice of any such revocation must be received by the Paying Agent on or prior to the relevant Record Date or at least the fifteenth calendar day prior to the Maturity Date, as the case may be. Holders of Foreign Currency Notes whose Notes are to be held in the name of a broker or nominee should contact such broker or nominee to determine whether and how an election to receive payments in the Specified Currency may be made.

    Principal of and any premium and interest on a Foreign Currency Note paid in United States dollars will be paid in the manner specified in the Prospectus and this Prospectus Supplement for Notes denominated in United States dollars. Interest on a Foreign Currency Note paid in the Specified Currency which are to be made on an interest payment date other than the Maturity Date will be paid by check mailed to the address of the holder entitled thereto as shown on the Note Register, subject to the right to receive such interest payments by wire transfer of immediately available funds under the circumstances described under "Description of Notes--General". All checks payable in a Specified Currency will be drawn on a bank office located outside the United States. Payments of principal of and any premium and interest on Foreign Currency Notes paid in the Specified Currency at the Maturity Date will be made by wire transfer of immediately available funds to an account with a bank designated at least fifteen days prior to the Maturity Date by the holder, provided that such bank has appropriate facilities therefor and that the Note is presented and surrendered at the principal corporate trust office of the Trustee or the Paying Agent in the Borough of Manhattan, The City of New York in time for the Paying Agent to make such payments in such funds in accordance with its normal procedures.

    Unless otherwise specified in the applicable Pricing Supplement, a Beneficial Owner of Book-Entry Notes denominated in a Specified Currency electing to receive payments of principal or any premium or interest in a currency other than United States dollars must notify the Participant through which its interest is held on or prior to the applicable Record Date, in the case of a payment of interest, and on or prior to the fifteenth day prior to the Maturity Date, in the case of principal or premium, of such Beneficial Owner's election to receive all or a portion of such payment in a Specified Currency. Such Participant must notify the Depositary of such election on or prior to the third Business Day after such Record Date. The Depositary will notify the Paying Agent of such election on or prior to the fifth Business Day after such Record Date or at least ten calendar days prior to the Maturity Date, as the case may be. If complete instructions are received by the Participant and forwarded by the Participant to the Depositary, and by the Depositary to the Paying Agent, on or prior to such dates, the Beneficial Owner will receive payments in the Specified Currency.

PAYMENT CURRENCY

    Except as set forth below, if a Specified Currency is not available for the payment of principal or any premium or interest with respect to a Foreign Currency Note due to the imposition of exchange controls or other circumstances beyond the control of the Company or is no longer used by the government of the country issuing such currency or for the settlement of transactions by public institutions within the international banking community, the Company will be entitled to satisfy its obligations to holders of Foreign Currency Notes by making such payment in United States dollars on the basis of the Market Exchange Rate (as defined below) on the second Business Day prior to such payment, or if such Market Exchange Rate is not then available, on the basis of the most recently available Market Exchange Rate or as otherwise indicated in the applicable Pricing Supplement; PROVIDED, HOWEVER, that if the euro has been substituted for such Specified Currency (as described under "European Monetary Union" below), the Company may at its option (or shall, if so required by applicable law) without the consent of the holders of such Notes effect the payment of principal of, premium, if any, or interest on, any Note denominated in such Specified Currency in euro in lieu of such Specified Currency, in conformity with legally applicable measures taken pursuant to, or by virtue of, the treaty establishing the European Community (the "EC"), as amended by the treaty on European Union (as so amended the "Treaty"). The "Market Exchange Rate" for any Specified Currency means the noon dollar buying rate in The City of New York for cable transfer for such Specified Currency as certified for customs purposes by (or if not so certified, as otherwise determined by) the Federal Reserve Bank of New York. Any payment made under such circumstances in United States dollars or in euro as described above where the required payment is in other than United States dollars will not constitute an Event of Default under the Indenture.

JUDGMENTS

    Under current New York law, a state court in the State of New York rendering a judgment in respect of a Foreign Currency Note would be required to render such judgment in the Specified Currency, and such foreign currency judgment would be converted into United States dollars at the exchange rate prevailing on the date of entry of such judgment. Accordingly, the holder of such Foreign Currency Note would be subject to exchange rate fluctuations between the date of entry of such foreign currency judgment and the time the amount of such foreign currency judgment is paid to such holder in United States dollars and converted by such holder into the Specified Currency. It is not certain, however, whether a non-New York state court would follow the same rules and procedures with respect to conversions of foreign currency judgments.

    The Company will indemnify the holder of any Note against any loss incurred by such holder as a result of any judgment or order being given or made for any amount due under such Note and such judgment or order requiring payment in a currency or composite currency (the "Judgment Currency") other than the Specified Currency, and as a result of any variation between (i) the rate of exchange at which the Specified Currency amount is converted into the Judgment Currency for the purpose of such judgement or order, and (ii) the rate of exchange at which the holder of such Note, on the date of payment of such judgment or order, is able to purchase the Specified Currency with the amount of the Judgment Currency actually received by such holder, as the case may be.

EUROPEAN MONETARY UNION

    SPECIAL PROVISIONS RELATING TO NOTES DENOMINATED IN ECU

    The value of the ECU, in which the Notes may be denominated or may be payable, is equal to the value of the ECU that is from time to time used as the unit of account of the EC and which is at the date hereof valued on the basis of specified amounts of the currencies of twelve of the fifteen member states of the EC. Under Article 109G of the Treaty, the currency composition of the ECU may not be changed. Other changes to the ECU may be made by the EC in conformity with EC law, in which event the ECU will change accordingly. The Treaty contemplates that European economic and monetary union ("EMU") will occur in three stages. The Treaty provides that the third stage of EMU will start on January 1, 1999, and on that date the value of the ECU as against the currencies of member states participating in the third stage will be irrevocably fixed and the ECU will become a currency in its own right, replacing all or some of the currencies of the fifteen member states of the EC. On June 17, 1997, the Council of the European Union adopted Council Regulation (EC) No. 1103/97, which recites that the name of that currency will be the euro and provides that, in accordance with the Treaty, references to the ECU will be replaced by references to the euro at the rate of one euro for one ECU. The euro will be divided into one hundred cents and references in this section to the "euro" and the "cent" are to such new currency adopted pursuant to the Treaty. On May 3, 1998, it was announced that the eleven member states that will enter the EMU are Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Portugal, and Spain. The euro will therefore replace the Austrian shilling, Belgian franc, Dutch guilder, Finnish markka, French franc, German mark, Irish pound, Italian lira, Luxembourg franc, Portuguese escudo, and Spanish peseta. From the start of the third stage of EMU, all payments in respect of the Notes denominated or payable in ECU, will be payable in euro at the rate of one euro for one ECU. In such circumstances, the following provisions for payment in a component currency will not apply.

    ALTERNATIVE CALCULATIONS FOR PAYMENT OF NOTES DENOMINATED IN ECU IN A
     COMPONENT CURRENCY

    With respect to each due date for the payment of principal of, or interest on, the Notes on or after the first business day in Brussels on which the ECU ceases to be used as the unit of account of the EC, the Company shall choose a substitute currency (the "Chosen Currency"), which may be United States dollars or any currency which was, on the last day on which the ECU was used as the unit of account of the EC, a component currency of the ECU, in which all payments due on or after that date with respect to the Notes and coupons shall be made. The Company shall give notice of the Chosen Currency so selected to the Paying Agent promptly after such determination is made. The amount of each payment in such Chosen Currency shall be computed on the basis of the equivalent of the ECU in that currency, determined as described below, as of the fourth business day in Brussels prior to the date on which such payment is due.

    On the first business day in Brussels on which the ECU ceases to be used as the unit of account of the EC, the Company Shall select a Chosen Currency in which all payments with respect to Notes and coupons having a due date prior thereto but not yet presented for payment are to be made. The Company shall give notice of the Chosen Currency so selected to the Paying Agent promptly after such determination is made. The amount of each payment in such Chosen Currency shall be computed on the basis of the equivalent of the ECU in that currency, determined as described below, as of such first business day.

    The equivalent of the ECU in the relevant Chosen Currency as of any date (the "Day of Valuation") shall be determined by, or on behalf of, the Exchange Rate Agent on the following basis. The amounts and components composing the ECU for this purpose (the "Components") shall be the amounts and components that composed the ECU as of the last date on which the ECU was used as the unit of account of the EC. The equivalent of the ECU in the Chosen Currency shall be calculated by, first, aggregating the United States dollar equivalents of the Components; and then, in the case of a Chosen Currency other than United States dollars, using the rate used for determining the United States dollar equivalent of the Components in the Chosen Currency as set forth below, calculating the equivalent in the Chosen Currency of such aggregate amount in United States dollars.

    The United States dollar equivalent of each of the Components shall be determined by, or on behalf of, the Exchange Rate Agent on the basis of the middle spot delivery quotations prevailing at 2:30 P.M., Brussels time, on the Day of Valuation, as obtained by, or on behalf of, the Exchange Rate Agent from one or more major banks (which may include affiliates of the Agents), as selected by the Company, in the country of issue of the component currency in question.

    If for any reason no direct quotations are available for a Component as of a Day of Valuation from any of the banks selected for this purpose, in computing the United States dollar equivalent of such Component, the Exchange Rate Agent shall (except as provided below) use the most recent direct quotations for such Component obtained by it or on its behalf, provided that such quotations were prevailing in the country of issue not more than two Business Days before such Day of Valuation. If such most recent quotations were so prevailing in the country of issue more than two Business Days before such Day of Valuation, the Exchange Rate Agent shall determine the United States dollar equivalent of such Component on the basis of cross rates derived from the middle spot delivery quotations for such component currency and for the United States dollar prevailing at 2:30 P.M., Brussels time, on such Day of Valuation, as obtained by, or on behalf of, the Exchange Rate Agent from one or more major banks (which may include affiliates of the Agents), as selected by the Company, in a country other than the country of issue of such component currency. Notwithstanding the foregoing, the Exchange Rate Agent shall determine the United States dollar equivalent of such Component on the basis of such cross rates if the Company or such agent judges that the equivalent so calculated is more representative than the United States dollar equivalent calculated as provided in the first sentence of this paragraph. Unless otherwise specified by the Company, if there is more than one market for dealing in any component currency by reason of foreign exchange regulations or for any other reason, the market to be referred to in respect of such currency shall be that upon which a nonresident issuer of securities denominated in such currency would purchase such currency in order to make payments in respect of such securities.

    All determinations referred to above made by, or on behalf of, the Company or by, or on behalf of, the Exchange Rate Agent shall be at such entity's sole discretion and shall, in the absence of manifest error, be conclusive for all purposes and binding on holders of Notes and coupons.

    SPECIAL PROVISIONS RELATING TO PAYMENTS ON NOTES DENOMINATED IN THE
     CURRENCIES OF EC MEMBER STATES

    If, pursuant to the Treaty, the euro is substituted for all or some of the currencies of the member countries of the EC, the Company may at its option (or shall, if so required by applicable law) without the consent of the holders of the affected Notes effect the payment of principal of, premium, if any, or interest on, the Notes denominated in such currencies in euro in conformity with legally applicable measures taken pursuant to, or by virtue of, the Treaty. On May 3, 1998, it was announced that eleven of the fifteen member states will enter the EMU. These eleven are Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Portugal, and Spain.

    All determinations referred to above made by the Company or its Agent (including the Exchange Rate Agent) shall be at its sole discretion and shall, in the absence of manifest error, be conclusive for all purposes and binding on the holders of the Notes.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

    The following summary of certain United States Federal income tax consequences of the purchase, ownership and disposition of the Notes is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including changes in effective dates) or possible differing interpretations. It deals only with Notes held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, persons holding Notes as a hedge against currency risks or as a position in a "straddle" for tax purposes, or persons whose functional currency is not the United States dollar. It also does not deal with holders other than original purchasers (except where otherwise specifically noted). Persons considering the purchase of the Notes should consult their own tax advisors concerning the application of United States Federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the Notes arising under the laws of any other taxing jurisdiction.

    As used herein, the term "U.S. Holder" means a beneficial owner of a Note that is for United States Federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (unless in the case of a partnership, Treasury regulations provide otherwise), (iii) an estate the income of which is subject to United States Federal income taxation regardless of its source, (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (v) any other person whose income or gain in respect of a Note is effectively connected with the conduct of a United States trade or business. As used herein, the term "non-U.S. Holder" means a beneficial owner of a Note that is not a U.S. Holder.

U.S. HOLDERS

    PAYMENTS OF INTEREST. Payments of interest on a Note generally will be taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the U.S. Holder's regular method of tax accounting).

    ORIGINAL ISSUE DISCOUNT. The following summary is a general discussion of the United States Federal income tax consequences to U.S. Holders of the purchase, ownership and disposition of Notes issued with original issue discount. The following summary is based in part upon the rules governing original issue discount that are set forth in Sections 1271 through 1275 of the Internal Revenue Code of 1986, as amended (the "Code") and in Treasury regulations (the "OID Regulations").

    In general, a U.S. Holder is required to report as ordinary interest income original issue discount as it accrues under a constant yield method regardless of the U.S. Holder's regular method of tax accounting. Under these rules, U.S. Holders generally will have to include in income increasingly greater amounts of original issue discount in successive accrual periods.

    In general, original issue discount is the excess of what a borrower is obligated to repay when the loan becomes due over the amount borrowed. The clearest example of original issue discount is a situation in which a debt instrument is issued for a cash amount that is less than its stated principal amount. However, there are a variety of other situations in which original issue discount can exist and certain exemptions that can apply under which original issue discount can be avoided. This discussion describes in general terms certain of the situations that can give rise to original issue discount with respect to the Original Issue Discount Notes. Because the original issue discount analysis will vary depending on the terms of the Notes, U.S. Holders should refer to the applicable Pricing Supplement to obtain more detailed information regarding the original issue discount analysis for a particular Note.

    In determining whether there is original issue discount, a U.S. Holder must first determine if the stated redemption price at maturity of a Note exceeds the issue price of the Note. Stated more technically, original issue discount is the excess of the stated redemption price at maturity of a Note over its issue price. Original issue discount can exist only if any such excess equals or exceeds a de minimis amount (generally 1/4 of 1% of the Note's stated redemption price at maturity multiplied by the number of complete years to its maturity from its issued date or, in the case of a Note providing for the payment of any amount other than qualified stated interest (as hereinafter defined) prior to maturity, multiplied by the weighted average of maturity of such Note).

    For this purpose, the issue price is the first price at which a substantial amount of such Notes has been sold (ignoring sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers). The stated redemption price at maturity is the sum of all payments provided by the Note other than "Qualified Stated Interest" payments. In general, "Qualified Stated Interest" is interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a single fixed rate, single qualified floating rate, or a single "objective rate," provided that the single rate appropriately takes into account the length of interval between payments. Each Pricing Supplement will indicate whether the Original Issue Discount Notes issued thereunder will be issued with Qualified Stated Interest or not.

    Payments for Qualified Stated Interest on a Note are taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the U.S. Holder's regular method of tax accounting).

    A U.S. Holder who purchases an Original Issue Discount Note for an amount that is greater than its adjusted issue price as of the purchase date and less than or equal to the sum of all amounts payable on the Original Issue Discount Note after the purchase date other than payments of Qualified Stated Interest, will be considered to have purchased the Original Issue Discount Note at an "acquisition premium." Under the acquisition premium rules, the amount of original issue discount which such U.S. Holder must include in its gross income with respect to such Original Issue Discount Note for any taxable year (or portion thereof in which the U.S. Holder holds the Original Issue Discount Note) will be reduced (but not below zero) by the portion of the acquisition premium properly allocable to the period.

    Under the OID Regulations, Floating Rate Notes and Indexed Notes ("Variable Notes") are subject to special rules whereby a Variable Note will qualify as a "variable rate debt instrument" if (a) its issue price does not exceed the total noncontingent principal payments due under the Variable Note by more than a specified de minimis amount and (b) it provides for stated interest, paid or compounded at least annually, at current values of (i) one or more Qualified Floating Rates (as defined below), (ii) a single fixed rate and one or more Qualified Floating Rates, (iii) a Single Objective Rate (as defined below), or
(iv) a single fixed rate and a Single Objective Rate that is a Qualified Inverse Floating Rate (as defined below). The applicable Pricing Supplement will indicate whether a Variable Note is a "variable rate debt instrument."

    A "qualified floating rate" is a variable rate whose variations can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the debt instrument is denominated. A qualified floating rate may be multiplied by a fixed, positive multiple that is greater than .65 but not more than 1.35. and may be increased or decreased by a fixed rate. Certain combinations of rates constitute a single qualified floating rate. including (i) interest stated at a fixed rate for an initial period of one year or less followed by a qualified floating rate if the value of the floating rate at the issue date is intended to approximate the fixed rate, and (ii) two or more qualified floating rates that can reasonably be expected to have approximately the same values throughout the term of the debt instrument. A combination of such rates is conclusively presumed to be a single qualified floating rate if the values of all rates on the issue date are within
0.25 percentage points of each other. A variable rate that is subject to an interest rate cap. floor, "governor" or similar restriction on rate adjustment may be a qualified floating rate only if such restriction is fixed throughout the term of the debt instrument, or is not reasonably expected as of the issue date to cause the yield on the debt instrument to differ significantly from its expected yield absent the restriction. The OID Regulations define an 'objective rate" as a rate (other than a qualified floating rate) that is determined using a single fixed formula and that is based on objective financial or economic information (other than a rate based on information that is within the control of the issuer (or a related party) or that is unique to the circumstances of the issuer (or a related party)). The Internal Revenue Service ("IRS") may designate other variable rates that will be treated as objective rates. However, a variable rate is not an objective rate if it is reasonably expected that the average value of the rate during the first half of the debt instrument's term will differ significantly from the average value of such rate during the final half of its term. A combination of interest stated at a fixed rate for an initial period of one year or less followed by an objective rate is treated as a single objective rate if the value of the objective rate at the issue date is intended to approximate the fixed rate; such a combination of rates is conclusively presumed to be a single objective rate if the objective rate on the issue date does not differ from the fixed rate by more than 0.25 percentage points. An objective rate is a qualified inverse floating rate if it is equal to a fixed rate reduced by a qualified floating rate, the variations in which can reasonably be expected to inversely reflect contemporaneous variations in the qualified floating rate (disregarding permissible rate caps, floors, governors and similar restrictions such as are discussed above). Under these rules, Commercial Paper Rate Notes, Prime Rate Notes, LIBOR Notes, Treasury Rate Notes, CD Rate Notes, and Federal funds Rate Notes will generally be treated as bearing interest at a qualifying variable rate.

    If a Variable Note that provides for stated interest at either a single Qualified Floating Rate or a single Objective Rate throughout the term thereof qualifies as a "variable rate debt instrument" under the OID Regulations, then any stated interest on such Note which is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually will constitute Qualified Stated Interest and will be taxed accordingly. Thus, a Variable Note that provides for stated interest at either a single Qualified Floating Rate or a single Objective Rate throughout the term thereof and that qualifies as a "variable rate debt instrument" under the OID Regulations will generally not be treated as having been issued with original issue discount unless the Variable Note is issued at a "true" discount (i.e., at a price below the Note's stated principal amount) in excess of a specified de minimis amount. Original issue discount on such a Variable Note arising from "true" discount is allocated to an accrual period using the constant yield method described above by assuming that the variable rate is a fixed rate equal to (i) in the case of a Qualified Floating Rate or Qualified Inverse Floating Rate, the value as of the issue date, of the Qualified Floating Rate or Qualified Inverse Floating Rate, or (ii) in the case of an Objective Rate (other than a Qualified Inverse Floating Rate), a fixed rate that reflects the yield that is reasonably expected for the Variable Note.

    In general, any other Variable Note that qualifies as a "variable rate debt instrument" will be converted into an "equivalent" fixed rate debt instrument for purposes of determining the amount and accrual of original issue discount and Qualified Stated Interest on the Variable Note. The OID Regulations generally require that such a Variable Note be converted into an "equivalent" fixed rate debt instrument by substituting any Qualified Floating Rate or Qualified Inverse Floating Rate provided for under the terms of the Variable Note with a fixed rate equal to the value of the Qualified Floating Rate or Qualified Inverse Floating Rate, as the case may be, as of the Variable Note's issue date. Any Objective Rate (other than a Qualified Inverse Floating Rate) provided for under the terms of the Variable Note is converted into a fixed rate that reflects the yield that is reasonably expected for the Variable Note. In the case of a Variable Note that qualifies as a "variable rate debt instrument" and provides for stated interest at a fixed rate in addition to either one or more Qualified Floating Rates or a Qualified Inverse Floating Rate, the fixed rate is initially converted into a Qualified Floating Rate (or a Qualified Inverse Floating Rate, if the Variable Note provides for a Qualified Inverse Floating Rate). Under such circumstances, the Qualified Floating Rate or Qualified Inverse Floating Rate that replaces the fixed rate must be such that the fair market value of the Variable Note as of the Variable Note's issue date is approximately the same as the fair market value of an otherwise identical debt instrument that provides for either the Qualified Floating Rate or Qualified Inverse Floating Rate rather than the fixed rate. Subsequent to converting the fixed rate into either a Qualified Floating Rate or a Qualified Inverse Floating Rate, the Variable Note is then converted into an "equivalent" fixed rate debt instrument in the manner described above.

    Once the Variable Note is converted into an "equivalent" fixed rate debt instrument pursuant to the foregoing rules, the amount of original issue discount and Qualified Stated Interest, if any, are determined for the "equivalent" fixed rate debt instrument by applying the general original issue discount rules to the "equivalent" fixed rate debt instrument and a U.S. Holder of the Variable Note will account for such original issue discount and Qualified Stated Interest as if the U.S. Holder held the "equivalent" fixed rate debt instrument. For each accrual period appropriate adjustments will be made to the amount of Qualified Stated Interest or original issue discount assumed to have been accrued or paid with respect to the "equivalent" fixed rate debt instrument in the event that such amounts differ from the actual amount of interest accrued or paid on the Variable Note during the accrual period.

    If a Variable Note does not qualify as a "variable rate debt instrument" under the OID Regulations, then the Variable Note would be treated as a contingent payment debt obligation. Generally, if a Variable Note is treated as a contingent payment obligation, interest payments thereon will be treated as "contingent interest" payments. Under the Regulations, any contingent interest payments on a Variable Note would be includible in income in a taxable year whether or not the amount of any payment is fixed or determinable in that year. The amount of interest included in income in any particular accrual period would be determined by estimating a projected payment schedule (as determined under the Regulations) for the Variable Note and applying daily accrual rules similar to those for accruing original issue discount on Notes issued with original issue discount (as discussed above). If the actual amount of contingent interest payments is not equal to the projected amount, an adjustment to income at the time of payment must be made to reflect the difference. The proper United States Federal income tax treatment of Variable Notes that are treated as contingent payment debt obligations will be more fully described in the applicable Pricing Supplement. Furthermore, any other special United States Federal income tax considerations, not otherwise discussed herein, which are applicable to any particular issue of Notes will be discussed in the applicable Pricing Supplement.

    Certain of the Notes (i) may be redeemable at the option of the Company prior to their stated maturity (a "call option") and/or (ii) may be repayable at the option of the holder prior to their stated maturity (a "put option"). Notes containing such features may be subject to rules that differ from the general rules discussed above. Investors intending to purchase Notes with such features should consult their own tax advisors, since the original issue discount consequences will depend, in part, on the particular terms and features of the purchased Notes.

    U.S. Holders may generally, upon election, include in income all interest (including stated interest, acquisition discount, original issue discount, de minimis original issue discount, market discount, de minimis market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium) that accrues on a debt instrument by using the constant yield method applicable to original issue discount, subject to certain limitations and exceptions.

    SHORT-TERM NOTES. Notes that have a fixed maturity of one year or less ("Short-Term Notes") will be treated as having been issued with original issue discount. In general, an individual or other cash method U.S. Holder is not required to accrue such original issue discount unless the U.S. Holder elects to do so. If such an election is not made, any gain recognized by the U.S. Holder on the sale, exchange or maturity of the Short-Term Note will be ordinary income to the extent of the original issue discount accrued on a straight-line basis, or upon election under the constant yield method (based on daily compounding), through the date of sale or maturity, and a portion of the deductions otherwise allowable to the U.S. Holder for interest on borrowings allocable to the Short-Term Note will be deferred until a corresponding amount of income is realized. U.S. Holders who report income for United States Federal income tax purposes under the accrual method, and certain other holders including banks and dealers in securities, are required to accrue original issue discount on a Short-Term Note on a straight-line basis unless an election is made to accrue the original issue discount under a constant yield method (based on daily compounding).

    MARKET DISCOUNT. If a U.S. Holder purchases a Note, other than an Original Issue Discount Note, for an amount that is less than its issue price (or, in the case of a subsequent purchaser, its stated redemption price at maturity) or, in the case of an Original Issue Discount Note, for an amount that is less than its adjusted issue price as of the purchase date, such U.S. Holder will be treated as having purchased such Note at a "Market Discount," unless such Market Discount is less than a specified de minimis amount.

    Under the market discount rules, a U.S. Holder will be required to treat any partial principal payment (or, in the case of an Original Issue Discount Note, any payment that does not constitute Qualified Stated Interest) on, or any gain realized on the sale, exchange, retirement or other disposition of, a Note as ordinary income to the extent of the lesser of (i) the amount of such payment or realized gain or (ii) the Market Discount which has not previously been included in income and is treated as having accrued on such Note at the time of such payment or disposition. Market Discount will be considered to accrue ratably during the period from the date of acquisition to the Maturity Date of the Note, unless the U.S. Holder elects to accrue Market Discount on the basis of semiannual compounding.

    A U.S. Holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a Note with Market Discount until the maturity of the Note or certain earlier dispositions, because a current deduction is only allowed to the extent the interest expense exceeds an allocable portion of Market Discount. A U.S. Holder may elect to include Market Discount in income currently as it accrues (on either a ratable or semiannual compounding basis), in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the Note and upon the receipt of certain cash payments and regarding the deferral of interest deductions will not apply. Generally, such currently included Market Discount is treated as ordinary interest for United States Federal income tax purposes. Such an election will apply to all debt instruments acquired by the U.S. Holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the IRS.

    PREMIUM. If a U.S. Holder purchases a Note for an amount that is greater than the sum of all amounts payable on the Note after the purchase date other than payments of Qualified Stated Interest, such U.S. Holder will be considered to have purchased the Note with "Amortizable Bond Premium" equal in amount to such excess. A U.S. Holder may elect to amortize such premium using a constant yield method over the remaining term of the Note and may offset interest otherwise required to be included in respect of the Note during any taxable year by the amortized amount of such excess for the taxable year. However, if the Note may be optionally redeemed after the U.S. Holder acquires it at a price in excess of its stated redemption price at maturity, special rules would apply which could result in a deferral of the amortization of some bond premium until later in the term of the Note. Any election to amortize bond premium applies to all taxable debt instruments acquired by the U.S. Holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the IRS.

    DISPOSITION OF A NOTE. Except as discussed above, upon the sale, exchange or retirement of a Note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (other than amounts representing accrued and unpaid interest) and such U.S. Holder's adjusted tax basis in the Note. A U.S. Holder's adjusted tax basis in a Note generally will equal such U.S. Holder's initial investment in the Note increased by any original issue discount included in income (and accrued Market Discount, if any, if the U.S. Holder has included such Market Discount in income) and decreased by the amount of any payments, other than Qualified Stated Interest payments, received and Amortizable Bond Premium taken with respect to such Note. Such gain or loss generally will be long-term capital gain or loss if the Note were held for more than one year. Long term capital gain of a non-corporate United States holder is generally subject to a maximum tax rate of 20% in respect of property held for more than one year.

NOTES DENOMINATED, OR IN RESPECT OF WHICH INTEREST IS PAYABLE, IN A FOREIGN
  CURRENCY

    CASH METHOD. A U.S. Holder who uses the cash method of accounting for United States Federal income tax purposes and who receives a payment of interest on a Note (other than original issue discount or Market Discount) will be required to include in income the U.S. dollar value of the Foreign Currency payment (determined on the date such payment is received) regardless of whether the payment is in fact converted to U.S. dollars at that time, and such U.S. dollar value will be the U.S. Holder's tax basis in such Foreign Currency.

    ACCRUAL METHOD. A U.S. Holder who uses the accrual method of accounting for United States Federal income tax purposes, or who otherwise is required to accrue interest prior to receipt, will be required to include in income the U.S. dollar value of the amount of interest income (including original issue discount or Market Discount and reduced by Amortizable Bond Premium to the extent applicable) that has accrued and is otherwise required to be taken into account with respect to a Note during an accrual period. The U.S. dollar value of such accrued income will be determined by translating such income at the average rate of exchange for the accrual period, or with respect to an accrual period that spans two taxable years, at the average rate for the partial period within the taxable year. A U.S. Holder may elect, however, to translate such accrued interest income using the rate of exchange on the last day of the accrual period or, with respect to an accrual period that spans two taxable years, using the rate of exchange on the last day of the taxable year. If the last day of an accrual period is within five business days of the date of receipt of the accrued interest, a U.S. Holder may translate such interest using the rate of exchange on the date of receipt. The above election will apply to other debt obligations held by the U.S. Holder and may not be changed without the consent of the IRS. A U.S. Holder should consult a tax advisor before making the above election. A U.S. Holder will recognize exchange gain or loss (which will be treated as ordinary income or loss) with respect to accrued interest income on the date such income is received. The amount of ordinary income or loss recognized will equal the difference, if any, between the U.S. dollar value of the Foreign Currency payment received (determined on the date such payment is received) in respect of such accrual period and the U.S. dollar value of interest income that has accrued during such accrual period (as determined above).

    PURCHASE, SALE AND RETIREMENT OF NOTES. A U.S. Holder who purchases a Note with previously owned Foreign Currency will recognize ordinary income or loss in an amount equal to the difference, if any, between such U.S. Holder's tax basis in the Foreign Currency and the U.S. dollar fair market value of the Foreign Currency used to purchase the Note, determined on the date of purchase.

    Except as discussed above with respect to Short-Term Notes, upon the sale, exchange or retirement of a Note, a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and such U.S. Holder's adjusted tax basis in the Note. Such gain or loss generally will be capital gain or loss (except to the extent of any accrued Market Discount not previously included in the U.S. Holder's income) and will be long-term capital gain or loss if at the time of sale, exchange or retirement the Note has been held by such U.S. Holder for more than one year. To the extent the amount realized represents accrued but unpaid interest, however, such amounts must be taken into account as interest income, with exchange gain or loss computed as described in "Payments of Interest in a Foreign Currency" above. If a U.S. Holder receives Foreign Currency on such a sale, exchange or retirement the amount realized will be based on the U.S. dollar value of the Foreign Currency on the date the payment is received or the Note is disposed of (or deemed disposed of as a result of a material change in the terms of the Note). In the case of a Note that is denominated in Foreign Currency and is traded on an established securities market, a cash basis U.S. Holder (or, upon election, an accrual basis U.S. Holder) will determine the U.S. dollar value of the amount realized by translating the Foreign Currency payment at the spot rate of exchange on the settlement date of the sale. A U.S. Holder's adjusted tax basis in a Note will equal the cost of the Note to such holder, increased by the amounts of any Market Discount or original issue discount previously included in income by the holder with respect to such Note and reduced by any amortized acquisition or other premium and any principal payments received by the holder. A U.S.

Holder's tax basis in a Note, and the amount of any subsequent adjustments to such holder's tax basis will be the U.S. dollar value of the Foreign Currency amount paid for such Note, or of the Foreign Currency amount of the adjustment, determined on the date of such purchase or adjustment.

    Gain or loss realized upon the sale, exchange or retirement of a Note that is attributable to fluctuations in currency exchange rates will be ordinary income or loss which will not be treated as interest income or expense. Gain or loss attributable to fluctuations in exchange rates will equal the difference between the U.S. dollar value of the Foreign Currency principal amount of the Note, determined on the date such payment is received or the Note is disposed of, and the U.S. dollar value of the Foreign Currency principal amount of the Note, determined on the date the U.S. Holder acquired the Note. Such Foreign Currency gain or loss will be recognized only to the extent of the total gain or loss realized by the U.S. Holder on the sale, exchange or retirement of the Note.

    ORIGINAL ISSUE DISCOUNT. In the case of an Original Issue Discount Note or Short-Term Note, (i) original issue discount is determined in units of the Foreign Currency, (ii) accrued original issue discount is translated into U.S. dollars as described in "Payments of Interest in a Foreign Currency-- Accrual Method" above and (iii) the amount of Foreign Currency gain or loss on the accrued original issue discount is determined by comparing the amount of income received attributable to the discount (either upon payment, maturity or an earlier disposition), as translated into U.S. dollars at the rate of exchange on the date of such receipt, with the amount of original issue discount accrued, as translated above.

    PREMIUM AND MARKET DISCOUNT.  In the case of a Note with Market Discount,
(i) Market Discount is determined in units of the Foreign Currency, (ii) accrued Market Discount taken into account upon the receipt of any partial principal payment or upon the sale, exchange, retirement or other disposition of the Note (other than accrued Market Discount required to be taken into account currently) is translated into U.S. dollars at the exchange rate on such disposition date (and no part of such accrued Market Discount is treated as exchange gain or loss) and (iii) accrued Market Discount currently includible in income by a U.S. Holder for any accrual period is translated into U.S. dollars on the basis of the average exchange rate in effect during such accrual period, and the exchange gain or loss is determined upon the receipt of any partial principal payment or upon the sale, exchange, retirement or other disposition of the Note in the manner described in "Payments of Interest in a Foreign Currency--Accrual Method" above with respect to computation of exchange gain or loss on accrued interest.

    With respect to a Note issued with Amortizable Bond Premium, such premium is determined in the relevant Foreign Currency and reduces interest income in units of the Foreign Currency. Although not entirely clear, a U.S. Holder should recognize exchange gain or loss equal to the difference between the U.S. dollar value of the bond premium amortized with respect to a period, determined on the date the interest attributable to such period is received, and the U.S. dollar value of the bond premium determined on the date of the acquisition of the Note.

    EXCHANGE OF FOREIGN CURRENCIES. A U.S. Holder will have a tax basis in any Foreign Currency received as interest or on the sale, exchange or retirement of a Note equal to the U.S. dollar value of such Foreign Currency, determined at the time the interest is received or at the time of the sale, exchange or retirement. Any gain or loss realized by a U.S. Holder on a sale or other disposition of Foreign Currency (including its exchange for U.S. dollars or its use to purchase Notes) will be ordinary income or loss.

NON-U.S. HOLDERS

    A non-U.S. Holder will not be subject to United States Federal income taxes on payments of principal, premium (if any) or interest (including original issue discount, if any) on a Note, unless such non-U.S. Holder is a direct or indirect 10% or greater shareholder of the Company, a controlled foreign corporation related to the Company or a bank receiving interest described in section 881(c)(3)(A) of the Code. To qualify for the exemption from taxation, the last United States payor in the chain of payment prior to payment to a non-U.S. Holder (the "Withholding Agent") must have received in the year in which a payment of interest or principal occurs, or in either of the two preceding calendar years, a statement that (i) is signed by the beneficial owner of the Note under penalties of perjury, (ii) certifies that such owner is not a U.S. Holder and (iii) provides the name and address of the beneficial owner. The statement may be made on an IRS Form W-8 or a substantially similar form, and the beneficial owner must inform the Withholding Agent of any change in the information on the statement within 30 days of such change. If a Note is held through a securities clearing organization or certain other financial institutions, the organization or institution may provide a signed statement to the Withholding Agent. However, in such case, the signed statement must be accompanied by a copy of the IRS Form W-8 or the substitute form provided by the beneficial owner to the organization or institution. On October 6, 1997, the Treasury Department issued new regulations (the "Final Withholding Regulations") which make certain modifications to the backup withholding and information reporting rules described above. The Final Withholding Regulations attempt to unify certification requirements and modify reliance standards. The Final Withholding Regulations also require, in the case of Notes held by a foreign partnership, that (i) the certification described above be provided by the partners rather than by the foreign partnership and
(ii) the partnership provide certain information, including a United States taxpayer identification number. A look-through rule would apply in the case of tiered partnerships. The Final Withholding Regulations will generally be effective for payments made after December 31, 1999, subject to certain transition rules. Prospective investors are urged to consult their own tax advisors regarding the Final Withholding Regulations.

    Generally, a non-U.S. Holder will not be subject to Federal income taxes on any amount which constitutes capital gain upon retirement or disposition of a Note, provided the gain is not effectively connected with the conduct of a trade or business in the United States by the non-U.S. Holder. Certain other exceptions may be applicable, and a non-U.S. Holder should consult its tax advisor in this regard.

    The Notes will not be includible in the estate of a non-U.S. Holder unless the individual is a direct or indirect 10% or greater shareholder of the Company, or, at the time of such individual's death, payments in respect of the Notes would have been effectively connected with the conduct by such individual of a trade or business in the United States.

BACKUP WITHHOLDING

    Backup withholding of United States Federal income tax at a rate of 31% may apply to payments made in respect of the Notes to registered owners who are not "Exempt Recipients" and who fail to provide certain identifying information (such as the registered owner's taxpayer identification number) in the required manner. Generally, individuals are not Exempt Recipients, whereas corporations and certain other entities generally are Exempt Recipients. Payments made in respect of the Notes to a U.S. Holder must be reported to the IRS, unless the U.S. Holder is an Exempt Recipient or establishes an exemption. Compliance with the identification procedures described in the preceding section would establish an exemption from backup withholding for those non-U.S. Holders who are not Exempt Recipients.

    In addition, upon the sale of a Note to (or through) a broker, the broker must withhold 31% of the entire purchase price, unless either (i) the broker determines that the seller is a corporation or other Exempt Recipient or (ii) the seller provides, in the required manner, certain identifying information and, in the case of a non-U.S. Holder, certifies that such seller is a non-U.S. Holder (and certain other conditions are met). Such a sale must also be reported by the broker to the IRS, unless either (i) the broker determines that the seller is an Exempt Recipient or (ii) the seller certifies its non-U.S. status (and certain other conditions are met). Certification of the registered owner's non-U.S. status would be made normally on an IRS Form W-8 under penalties of perjury, although in certain cases it may be possible to submit other documentary evidence.

    Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner's United States Federal income tax provided the required information is furnished to the IRS.

                              PLAN OF DISTRIBUTION

    The Notes are being offered on a continuing basis for sale by the Company through the Agents, who have agreed to use their reasonable efforts to solicit offers to purchase the Notes. The Company may also sell Notes to an Agent, acting individually or with the other Agents as part of a syndicate as principal, for resale to investors and other purchasers at varying prices related to prevailing market prices at the time of resale to be determined by such Agent or, if so agreed, at a fixed public offering price. The Company also reserves the right to sell Notes directly to investors on its own behalf, directly to one or more underwriters for resale to the public, or through additional agents, acting either as agent or principal, on substantially identical terms as those applicable to the Agents. The Company reserves the right to withdraw, cancel or modify the offer made hereby without notice and may reject orders in whole or in part whether placed directly with the Company or through one of the Agents. The Agents will have the right, in their discretion reasonably exercised, to reject in whole or in part any offer to purchase Notes received by them. The Company will pay the Agents, in the form of a discount or otherwise, a commission, ranging from .125% to .750%, depending on the maturity of the Note, of the principal amount of any Note sold through the Agents. Each Agent may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended. Commissions with respect to Notes with stated maturities in excess of 30 years that are sold through an Agent as an agent of the Company will be negotiated between the Company and such Agent at the time of such sale and may be greater than .750%.

    In addition, the Agents may offer the Notes they have purchased as principal to other dealers for resale to investors and other purchasers and may allow any portion of the discount received in connection with such purchase from the Company to such dealers. Unless otherwise indicated in the applicable Pricing Supplement, any Note sold to an Agent as principal will be purchased by such Agent at a price equal to 100% of the principal amount thereof less a discount equal to the commission applicable to any agency sale of a Note of similar maturity, and may be resold by the Agent to investors and other purchasers from time to time in one or more transactions, including negotiated transactions, at a fixed price or at varying prices determined at the time of sale or may be resold to certain dealers as described above. After the initial offering of Notes to be resold to investors and other purchasers, the public offering price (in the case of Notes to be resold at the fixed public offering price), concession and discount may be changed.

    Unless otherwise specified in an applicable Pricing Supplement, payment of the purchase price of the Notes will be required to be made in immediately available funds in The City of New York on the date of settlement.

    No Note will have an established trading market when issued. The Notes will not be listed on any securities exchange. Each of the Agents may from time to time purchase and sell Notes in the secondary market, but no Agent is obligated to do so, and there can be no assurance that there will be a secondary market for the Notes or liquidity in the secondary market if one develops. From time to time, each of the Agents may make a market in the Notes but the Agents are not obligated to do so and may discontinue any market-making activity at any time.

    In connection with an offering of Notes purchased by one or more Agents as principal on a fixed offering price basis, such Agent(s) will be permitted to engage in certain transactions that stabilize the price of Notes. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of Notes. If the Agent creates or the Agents create, as the case may be, a short position in Notes, i.e., if it sells or they sell Notes in an aggregate principal amount exceeding that set forth in the applicable Pricing Supplement, such Agent(s) may reduce that short position by purchasing Notes in the open market. In General, purchases of Notes for the purpose of stabilization or to reduce a short position could cause the price of Notes to be higher than it might be in the absence of such purchases.

    Neither the Company nor any of the Agents makes any representation or prediction as to the direction or magnitude of any effect that the transactions described in the immediately preceding paragraph may have on the price of Notes. In addition, neither the Company nor any of the Agents makes any representation that the Agents will engage in any such transactions or that such transactions, once commenced, will not be discontinued without notice.

    The Company may also enter into separate arrangements with firms other than the Agents pursuant to which such firms may, from time to time and subject to the terms and conditions of a purchase agreement, severally agree to purchase for resale to the public, and the Company may agree to sell, all or a portion of the Notes. The name of any such firm, the underwriting discount and the initial public offering price for such Notes will be set forth on the cover page of the Prospectus Supplement delivered in connection with the offering and the sale of such Notes. Subject to the terms and conditions of each purchase agreement, any such firm which agrees to purchase any Notes will agree to purchase all such Notes if any are purchased.

    The Agents and these other firms may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). The Company has agreed to indemnify each of such firms, including each Agent, against and to make contribution with respect to certain liabilities, including liabilities under the Securities Act. The Company has also agreed to reimburse such firms for certain expenses. Each of such firms may engage in transactions with or perform financing services for the Company, PACCAR or other subsidiaries of PACCAR in the ordinary course of business. Each of such firms acted as agent or underwriter in connection with the sale of other series of the Company's medium-term notes.

                             CERTAIN LEGAL MATTERS

    The validity of the Notes offered hereby has been passed upon for the Company by Bruce N. Holliday, Assistant General Counsel of PACCAR, and counsel for the Company. Certain other legal matters have been passed upon for the Company by Perkins Coie LLP, Seattle, Washington, and for the Agents, by Brown & Wood LLP, New York, New York.

PROSPECTUS

                                 [PACCAR LOGO]

                             PACCAR FINANCIAL CORP.

                             SENIOR DEBT SECURITIES

                                 --------------

    PACCAR Financial Corp. (the "Company") may offer from time to time to or through underwriters, or directly to other purchasers or through agents, up to $1,000,000,000 (or the equivalent thereof in one or more foreign currencies (which may include the ECU) aggregate principal amount of its senior debt securities (the "Securities"). The Securities will be offered in one or more separate series in amounts, at prices and on terms to be determined at the time of sale. See "Plan of Distribution."

    In connection with the offering and sale of the series of the Securities in respect of which this Prospectus is being delivered (the "Offered Securities"), a Prospectus Supplement (the "Prospectus Supplement") will set forth the (1) specific designation; (2) aggregate principal amount; (3) authorized denominations; (4) the initial public offering price; (5) maturity or maturities; (6) interest rate or rates or manner of determining the interest rate; (7) time of payment of interest; (8) currency of payment (if other than United States dollars); (9) index, formula or other method pursuant to which principal, premium or interest may be determined, if any; (10) terms for optional or mandatory redemption, if any; (11) terms for repayment at the option of the holder, if any; (12) the names of, and the principal amounts to be purchased by or through, underwriters, dealers or agents, if any; (13) the compensation of such persons; and (14) any other special terms.

                              -------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
         HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
              SECURITIES COMMISSION PASSED UPON THE ACCURACY
                    OR ADEQUACY OF THIS PROSPECTUS. ANY
                         REPRESENTATION TO THE CONTRARY
                          IS A CRIMINAL OFFENSE.

                              -------------------

               The date of this Prospectus is September 10, 1998

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661; and at 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington D.C. 20549, at prescribed rates. The Commission maintains a Website at HTTP://WWW.SEC.GOV containing reports, information statements and other information regarding the registrants, including the Company, that file electronically with the Commission. Reports, Information statements and other information concerning the Company may also be inspected at the offices of the New York Stock Exchange. This Prospectus does not contain all of the information set forth in the Registration Statement on Form S-3 and the exhibits thereto which the Company has filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act") and to which reference is hereby made for further information.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The Company incorporates herein by reference the Company's annual report on Form 10-K for the year ended December 31, 1997, its quarterly reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998, its current report on Form 8-K dated September 4, 1998 (concerning additional Year 2000 disclosures).

    All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference into this Prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus.

    The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the foregoing documents incorporated by reference herein other than exhibits to such documents, unless such exhibits are specifically incorporated by reference to such documents. Requests should be directed to the Treasurer, PACCAR Financial Corp., 777 106th Avenue N.E., Bellevue, Washington 98004, telephone (425) 468-7100.

                                  THE COMPANY

    The Company, a wholly owned subsidiary of PACCAR Inc ("PACCAR"), is a Washington corporation organized in 1961 to finance the sale of PACCAR products. The Company is primarily engaged in the financing of truck and related equipment inventories and the retail financing and leasing of transportation equipment consisting principally of Kenworth and Peterbilt heavy-duty diesel trucks manufactured by PACCAR and sold through PACCAR's independent dealers in the United States.

    The principal executive offices of the Company are located in the same facility as are the principal executive offices of PACCAR at 777 106th Avenue N.E., Bellevue, Washington 98004, telephone (425) 468-7100. The Company also has marketing and credit offices in other cities throughout the United States.

                                USE OF PROCEEDS

    Except as may be set forth in the Prospectus Supplement, the net proceeds from the sale of the Securities will be used for the repayment of existing indebtedness, including indebtedness to PACCAR, and for general corporate purposes. Such general corporate purposes may include extensions of credit to, or the funding of investments in, PACCAR and PACCAR's other finance and leasing subsidiaries. The precise amount and timing of sales of the Securities will be dependent on the funding requirements of the Company, market conditions and the availability and cost of other funds to the Company.

    The Company expects to incur additional long-term and short-term debt in the future. The nature and amounts of such indebtedness can be expected to vary from time to time as a result of the volume of the Company's business, market conditions and other factors.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The following table sets forth the ratio of earnings to fixed charges for the Company and for PACCAR for the periods indicated.

                                                              SIX MONTHS
                                                              ENDED JUNE
                                                                 30,        YEAR ENDED DECEMBER 31,
                                                              ----------  ----------------------------
                                                              1998  1997  1997  1996  1995  1994  1993
                                                              ----  ----  ----  ----  ----  ----  ----
Company.....................................................  1.44  1.51  1.50  1.53  1.52  1.67  1.66
PACCAR and subsidiaries.....................................  4.70  3.68  4.47  3.27  4.09  4.44  4.14

    For purposes of calculating the ratio of earnings to fixed charges for the Company, earnings consist of income from operations plus fixed charges. Fixed charges consist of interest expense plus an estimate of the interest factor inherent in rent expense. The method of computing the ratio of earnings to fixed charges shown above complies with the Commission's reporting requirements but differs from the method called for in the Support Agreement (the "Support Agreement") between the Company and PACCAR. See "Relationship with PACCAR." The ratios computed pursuant to the Support Agreement were 1.57, 1.62, 1.63, 1.82 and 1.89 for the years 1997-1993, respectively, and 1.50 and 1.59 for the first half of 1998 and 1997, respectively.

    For purposes of calculating the ratio of earnings to fixed charges for PACCAR and all its subsidiaries, including the Company, earnings consist of net income plus fixed charges and income taxes, and undistributed net earnings of affiliated companies. Fixed charges consist of interest expense plus an estimate of the interest factor inherent in rent expense.

                            RELATIONSHIP WITH PACCAR

GENERAL

    The Company was formed to finance sales of PACCAR products to and by PACCAR's dealers. Sales of PACCAR products continue to provide the Company's principal source of financing business. The Company receives administrative support and has occasionally borrowed funds from and loaned funds to PACCAR and PACCAR's other finance and leasing subsidiaries, and may do so in the future. Since PACCAR owns all the Company's common stock, PACCAR can control the management and policies of the Company.

SUPPORT AGREEMENT

    The Company and PACCAR are parties to a Support Agreement which obligates PACCAR to provide, when required, financial assistance to the Company to assure that the Company maintains a ratio of net earnings available for fixed charges to fixed charges (as defined therein) of at least 1.25 to 1 for any fiscal year, and requires PACCAR to own, directly or indirectly, all outstanding voting stock of the Company. The required ratios for the years ended December 31, 1993-1997 were met without assistance from PACCAR. See "Ratio of Earnings to Fixed Charges."

    The Company and PACCAR may amend or terminate any or all of the provisions of the Support Agreement upon 30 days' notice, with copies of the notice being sent to all nationally recognized statistical rating organizations ("NRSROs") which have issued ratings with respect to debt of the Company ("Rated Debt"). Such amendment or termination will be effective only if (i) two NRSROs confirm in writing that their ratings with respect to any Rated Debt would remain the same after such amendment or termination, or (ii) the notice of amendment or termination provides that the Support Agreement will continue in effect with respect to Rated Debt outstanding on the effective date of such amendment or termination unless such debt has been paid or defeased pursuant to the indenture or other agreement applicable to such debt, or (iii) the holders of at least two-thirds of the aggregate principal amount of all outstanding Rated Debt with an original maturity in excess of 270 days consent in writing to such amendment or termination, provided that the holders of Rated Debt having an original maturity of 270 days or less shall continue to have the benefit of the Support Agreement until the maturity of such debt.

    The Support Agreement expressly states that PACCAR's commitments to the Company thereunder do not constitute a PACCAR guarantee of payment of any indebtedness or liability of the Company to others and do not create rights against PACCAR in favor of persons other than the Company. There are no guarantees, direct or indirect, by PACCAR of payment of any indebtedness of the Company, including, without limitation, the Securities.

                           DESCRIPTION OF SECURITIES

    The Securities are to be issued under an indenture dated as of December 1, 1983 as amended by the first supplemental indenture dated as of June 19, 1989 (the "Indenture"), between the Company and Citibank, N.A., as Trustee (the "Trustee"). Senior debt securities of the Company issued under the Indenture, including the Securities, are sometimes referred to herein as the "Indenture Securities." A copy of the Indenture is filed as an exhibit to the Registration Statement. The following description summarizes certain provisions of the Indenture and is subject to the detailed provisions of the Indenture. Whenever any particular section of the Indenture or any term defined therein is referred to, such section or definition is incorporated herein by reference, and the statement in connection with which such reference is made is qualified in its entirety by such reference. Further terms of the Offered Securities will be set forth in a Prospectus Supplement.

GENERAL

    The Indenture does not limit the aggregate principal amount of Indenture Securities which may be issued thereunder and provides that Indenture Securities may be issued from time to time in one or more series. Indenture Securities are unsecured senior indebtedness of the Company.

    The applicable Prospectus Supplement will describe the following terms of the Offered Securities (to the extent such terms are applicable to such Offered Securities); (1) the title of the Offered Securities; (2) any limit on the aggregate principal amount of the Offered Securities; (3) the date or dates on which the Offered Securities will mature; (4) the rate or rates per annum at which the Offered Securities will bear interest, if any, or the manner in which such rates are determined, and the date or dates from which such interest, if any, will accrue; (5) the dates on which such interest, if any, on the Offered Securities will be payable and the Regular Record Dates for such payment dates;
(6) any mandatory or optional sinking fund or analogous provisions; (7) whether the Offered Securities are to be issued in the form of one or more global securities (a "Global Security") and, if so, the identity of the Depositary for such Global Security or Securities; (8) any redemption terms; (9) any additional covenants for the benefit of the Holders of the Offered Securities; (10) the currency for payment of principal and interest (if other than United States dollars); (11) whether the amount of payments of principal, premium and interest on the Offered Securities may be determined with reference to an index, formula or other method and the manner in which such amounts shall be determined; and
(12) certain other terms, including, but not limited to, the ability of the Company to satisfy and discharge its obligations under the Indenture more than one year prior to the maturity or redemption of the Offered Securities. (Sections 301 and 401).

    Unless otherwise provided in the applicable Prospectus Supplement, principal of and premium and interest, if any, on the Offered Securities will be payable, and the transfer of the Offered Securities will be registrable, at the Corporate Trust Office of the Trustee, except that payment of interest, if any, may be made at the option of the Company by check mailed to the address of the person entitled thereto as it appears in the Security Register for the Offered Securities. (Sections 301, 305 and 1002).

    Unless otherwise provided in the Prospectus Supplement, the Offered Securities will be denominated in United States dollars, will be issued only in fully registered form without coupons and, if denominated in United States dollars, will be issued in denominations of $1,000 or any integral multiple thereof. The Securities may be issuable in whole or in part in the form of one or more Global Securities, as described below under "Global Securities." No service charge will be made for any transfer or exchange of the Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Sections 302 and 305).

    Indenture Securities of a single series may be issued at various times with different maturity dates, may bear interest at different rates and may otherwise vary, all as provided in the Indenture. (Section 301).

    If the principal of, or premium or interest on, any Offered Securities is payable in a currency other than United States dollars or is determined by reference to an index, formula or other method, any special federal income tax considerations applicable to such Offered Securities will be described in the Prospectus Supplement relating thereto.

    The Securities may be issued as original issue discount Securities (bearing no interest or bearing interest at a rate which at the time of issue is significantly below market rates) to be sold at a substantial discount below their principal amount. If any Offered Securities are issued as original issue discount Securities, the terms thereof and the special federal income tax, accounting and other considerations applicable thereto will be described in the Prospectus Supplement relating thereto.

GLOBAL SECURITIES

    The Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the Prospectus Supplement relating to such series. Unless and until it is exchanged in whole or in part for Securities in definitive form, a Global Security may not be transferred except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor. (Sections 303 and 305).

    The specific terms of the Depositary arrangement with respect to a series of Securities will be described in the Prospectus Supplement relating to such series. Unless otherwise stated in the Prospectus Supplement, the following provisions will apply to all depositary arrangements.

    Ownership of beneficial interests in a Global Security will be limited to persons that have accounts with the Depositary for such Global Security or its nominee ("Participants") or persons that may hold interests through Participants. Such accounts shall be designated by the underwriters or agents with respect to such Securities or by the Company if such Securities are offered and sold directly by the Company. Upon the issuance of a Global Security, the Depositary for such Global Security will credit, on its book-entry registration and transfer system, the Participants' accounts with the respective principal amounts of the Securities represented by such Global Security. Ownership of beneficial interests in such Global

Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary (with respect to interests of Participants) and on the records of Participants (with respect to interests of persons held through Participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

    So long as the Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or Holder of the Securities represented by such Global Security for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have the Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of the Securities of such series in definitive form and will not be considered the owners or Holders thereof under the Indenture.

    Principal, premium, if any, and interest payments on the Securities registered in the name of a Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Security representing such Securities. None of the Company, the Trustee, any Paying Agent or the Security Registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Security for such Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    The Company will obtain confirmation from the Depositary that upon receipt of any payment of principal, premium or interest on a Global Security, it will immediately credit Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of such Depositary. Payments by Participants to owners of beneficial interests in such Global Security held through such Participants will be the responsibility of such Participants, as is now the case with securities held for the accounts of customers registered in "street name."

    If the Depositary for any Securities represented by a Global Security is at any time unwilling or unable to continue as Depositary and a successor Depositary is not appointed by the Company within ninety days, the Company will issue such Securities in definitive form in exchange for such Global Security. In addition, the Company may at any time and in its sole discretion determine not to have any of the Securities of a series represented by one or more Global Securities and, in such event, will issue Securities of such series in definitive form in exchange for all of the Global Securities representing such Securities.

CERTAIN COVENANTS OF THE COMPANY

    CERTAIN DEFINITIONS APPLICABLE TO COVENANTS. "Subsidiary" means a corporation more than 50% of the outstanding voting stock of which is owned directly or indirectly by the Company and/or one or more Subsidiaries of the Company. "Restricted Debt" means any indebtedness for money borrowed for which the Company or a Subsidiary is liable, directly or indirectly, absolutely or contingently, and includes, without limitation, obligations created or arising under any conditional sale, financing lease or other title retention agreement and obligations to pay for Property. "Consolidated Assets" means the aggregate amount of assets (less applicable reserves for depreciation, amortization, unearned finance charges, allowance for credit losses and other properly deductible items) after deducting goodwill, trade names, trademarks, patents, organization expenses and other like intangibles, all as set forth on the most recent balance sheet of the Company and its consolidated Subsidiaries and computed in accordance with generally accepted accounting principles. "Property" means any kind of property or assets. "Lien" means any interests in Property securing an obligation owed to, or a claim by, a person other than the owner of the Property, including, but not limited to, a security interest arising from a mortgage, encumbrance, pledge, conditional sale or trust receipt, or a lease, consignment or bailment for security purposes. (Section 101).

    RESTRICTIONS ON SECURED DEBT. The Indenture provides that the Company will not, and will not permit any Subsidiary to, create, incur or suffer to exist any Lien on any Property of the Company or any Subsidiary securing any Restricted Debt, without effectively providing that the Indenture Securities (together with, if the Company so determines, any other indebtedness of the Company of such Subsidiary then existing or thereafter created) shall be secured equally and ratably with (or, at the option of the Company, prior to) such secured Restricted Debt unless, after giving effect thereto, the aggregate amount of all Restricted Debt so secured would not exceed 15% of Consolidated Assets. This restriction will not apply to, and there shall be excluded from Restricted Debt secured by Liens in any computation under such restriction, Restricted Debt secured only by (i) Liens on the Property of, or on any shares of capital stock of, any corporation existing at the time such corporation becomes a Subsidiary,
(ii) Liens in favor of the Company or a Subsidiary or Liens securing indebtedness of a Subsidiary to the Company or of the Company or a Subsidiary to a Subsidiary, (iii) Liens in favor of any governmental body, or a surety for a governmental body, to secure progress, advance or other payments pursuant to any contract or provision of any statute or rule of court, (iv) certain Liens on Property repossessed in the ordinary course of business, (v) certain bankers' Liens or other rights of offset, (vi) Liens on Property and rentals therefrom existing at the time of acquisition thereof (including acquisition through merger or consolidation), or to secure the payment of all or any part of the purchase price thereof or construction thereon or to secure any Restricted Debt incurred prior to, at the time of, or within 180 days after the later of the acquisition of such Property or the completion of construction for the purpose of financing all or any part of the purchase price thereof or construction thereon, and (vii) any extension, renewal or replacement of any Lien referred to in the foregoing clauses (i) through (vi), inclusive provided, however; that such extension, renewal or replacement Lien shall be limited to all or part of the same Property that secured the Lien extended, reserved or replaced (plus improvements on such Property). (Section 1005).

    EVENT RISKS. The Indenture does not contain any provision which would prohibit a recapitalization transaction, a change of control of the Company or a highly leveraged transaction, unless such transaction or change of control were structured to include a merger, consolidation or sale, lease or conveyance of all or substantially all of the assets of the Company. See "Description of Securities-- Mergers and Sales of Assets by the Company." Except as may be described in a Prospectus Supplement, there are no provisions for a right to a put or to acquire any increased interests or any other rights that would afford Holders of the Securities additional protection in the event of a recapitalization transaction, a change of control of the Company or a highly leveraged transaction. The Support Agreement does provide, however, that PACCAR will own all outstanding voting stock of the Company and will provide financial assistance to the Company under certain circumstances. See "Relationship with PACCAR--Support Agreement."

MERGERS AND SALES OF ASSETS BY THE COMPANY

    The Company may consolidate or merge with or into any other corporation, and the Company may sell or transfer all or substantially all of its assets to another corporation, provided, among other things, that (a) the corporation formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets shall be a corporation organized and existing under the laws of the United States, any State thereof or the District of Columbia and shall expressly assume payment of the principal of (and premium, if any) and interest on the Indenture Securities and the performance and observance of the Indenture, (b) the Company or such successor corporation shall not immediately thereafter be in default under the Indenture and (c) the Company shall not become subject to a Lien not permitted by the provisions of the Indenture or shall have secured the Indenture Securities equally and ratably with (or, at the option of the Company, prior to) any indebtedness secured by any Lien not so permitted. (Section 801). Subject to the foregoing, the Company will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence. (Section 1004).

SATISFACTION AND DISCHARGE

    The Company shall be deemed to have satisfied and discharged from its obligations under the Securities of a series at any time when, among other things, (a) the Company has irrevocably deposited with the Trustee in trust, (i) sufficient funds to pay the principal of (and premium, if any) and interest to Stated Maturity or any Redemption Date on, the Securities of such series, or
(ii) to the extent the Securities of such series are payable in United States dollars only, such amount of direct obligations of, or obligations the principal of and interest on which are fully guaranteed by, the United States, and which are not subject to prepayment, redemption or call, as will, together with the predetermined and certain income to accrue thereon without consideration of any reinvestment thereof, be sufficient to pay when due the principal of (and premium, if any), and interest to Stated Maturity or any Redemption Date on, the Securities of such series, (b) the Company has paid all other sums payable with respect to the Securities of such series, and (c) unless otherwise provided in the applicable Prospectus Supplement, if such deposit occurs more than one year prior to the Stated Maturity or redemption of the Securities of such series, notice has been given to the Holders of the Securities of such series and the Trustee has received an opinion of recognized tax counsel to the effect that such deposit and discharge will not result in recognition by the Holders of the Securities of such series of income, gain or loss for federal income tax purposes (other than income, gain or loss which would have been recognized in like amount and at a like time absent such deposit, satisfaction and discharge). Upon such discharge, the Holders of the Securities of such series shall no longer be entitled to the benefits of the Indenture, except for the purposes of registration of transfer and exchange of the Securities of such series, and shall look only to such deposited funds or obligations for payment. (Sections 401 and 403).

EVENTS OF DEFAULT

    The following are Events of Default under the Indenture with respect to Securities of any series: (i) default in the payment of principal of or any premium on any Security of that series when due; (ii) default in the payment of any interest on any Security of that series when due and continuance of such default for 30 days; (iii) default in the deposit of any sinking fund payment when due in respect of any Security of that series; (iv) default in the performance of any other covenant of the Company in the Indenture (other than a covenant included in the Indenture solely for the benefit of a series of the Indenture Securities other than that series), and continuance of such default for 90 days after written notice as provided in the Indenture; (v) certain events of bankruptcy, insolvency or reorganization; (vi) a default under any mortgage, indenture or instrument evidencing indebtedness of the Company (including the Indenture), which default shall have resulted in the acceleration of such indebtedness in excess of $10,000,000 in aggregate principal amount (except that such amount shall not apply in respect to a default on Indenture Securities of another series) and such acceleration shall not have been rescinded or such indebtedness discharged within a period of 30 days after written notice as provided in the Indenture; and (vii) any other event of default provided for such series of Securities. (Section 501).

    If an Event of Default with respect to the Outstanding Securities of any series occurs and is continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Securities of that series may declare the principal amount (or, if the Securities of that series are original issue discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all the Securities of that series to be due and payable immediately by written notice as provided in the Indenture. At any time after a declaration of acceleration with respect to Securities of any series has been made, but before a judgment or decree based on acceleration has been obtained, the Holders of a majority in principal amount of the Outstanding Securities of that series may, under certain circumstances, rescind and annul such acceleration. (Section 502).

    The Indenture provides that, subject to the duty of the Trustee during default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the

Trustee reasonable indemnity. (Section 603). Subject to such provisions for the indemnification of the Trustee and certain other conditions, the Holders of a majority in principal amount of the Outstanding Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Securities of that series. (Section 512). The right of a Holder of any Security to institute a proceeding with respect to the Indenture is subject to certain conditions precedent, but each Holder has an absolute right to receive payment of principal, and premium and interest, if any, when due and to institute suit for the enforcement of any such payment. (Sections 507 and 508). The Indenture provides that the Trustee, within 90 days after the occurrence of a default with respect to the Securities of any series, is required to give the Holders of such Securities written notice as provided in the Indenture of such default, unless previously cured or waived; provided that, except in the case of default in the payment of principal, premium or interest, if any, or in the payment of any sinking fund or redemption installment, the Trustee may withhold such notice if it determines it is in the interest of such Holders to do so. (Section 602).

    The Company will be required to furnish to the Trustee annually a statement as to the performance by the Company of its obligations under the Indenture and as to any default in such performance. (Section 1006).

MODIFICATION AND WAIVER

    Certain modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of not less than a majority in principal amount of the Outstanding Securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Security affected thereby, (i) change the stated maturity date of the principal of, or any installment of principal of or interest, if any, on, any Security, (ii) reduce the principal amount of, premium or rate of interest, if any, on, or any premium payable upon the redemption of any Security or modify the manner of determination of the rate of interest thereon so as to affect adversely the interest of the Holder of such Security, (iii) reduce the amount of principal of an original issue discount Security payable upon acceleration of the maturity thereof, (iv) change the place or currency of payment of principal of, or premium or interest, if any, on, any Security, (v) impair the right to institute suit for the enforcement of any payment on or with respect to any Security, or (vi) reduce the percentage in principal amount of Outstanding Securities of any series, the consent of whose Holders is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults. (Section
902).

    The Holders of a majority in principal amount of the Outstanding Securities of each series may, on behalf of all Holders of Securities of that series, waive, insofar as that series is concerned, compliance by the Company with certain restrictive provisions of the Indenture and any past default under the Indenture with respect to Securities of that series, except a default in the payment of principal, or premium or interest, if any, or in respect of a covenant or condition which cannot be waived without the consent of each Holder of Securities of that series. (Sections 513 and 1007).

REGARDING THE TRUSTEE

    The Company and PACCAR maintain general banking and credit relationships with Citibank, N.A., in the ordinary course of business. Citibank, N.A., serves as trustee under the Indenture with respect to certain of the Company's other senior debt securities.

                              PLAN OF DISTRIBUTION

    The Company may sell all or part of the Securities to or through one or more underwriters for public offering and sale by them, and also may sell Securities directly to investors or to or through one or more agents.

    The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed from time to time, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

    In connection with the sale of Securities, underwriters and agents may receive compensation from the Company or from purchasers of Securities in the form of discounts, concessions or commissions. Underwriters and agents who participate in the distribution of Securities may be deemed to be underwriters, and any discounts or commissions received by them and any profit on the resale of Securities by them may be deemed to be underwriting discounts and commissions, under the Securities Act. Any such underwriter or agent will be identified, and any such compensation will be described, in the Prospectus Supplement.

    Under agreements which may be entered into by the Company, underwriters and agents who participate in the distribution of Securities may be entitled to indemnification by the Company against, and contribution from the Company with respect to, certain liabilities, including liabilities under the Securities Act.

    If so indicated in the Prospectus Supplement, the Company will authorize underwriters or agents to solicit offers by certain institutions to purchase the Securities covered by the Prospectus Supplement from the Company at the public offering price set forth therein pursuant to delayed delivery contracts which will provide for payment and delivery on a future date. Each of such contracts will be for an amount not less than, and unless the Company otherwise agrees the aggregate principal amount of Securities sold pursuant to such contracts shall not be more than, the respective amounts stated in the Prospectus Supplement.

                             VALIDITY OF SECURITIES

    The validity of the Securities has been passed upon for the Company by Bruce
N. Holliday, Assistant General Counsel of PACCAR, and counsel for the Company.

                                    EXPERTS

    The financial statements of the Company in the Company's Annual Report (Form 10-K) for the year ended December 31, 1997 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein by reference in reliance upon such report of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the Commission) given upon the authority of such firm as experts in accounting and auditing.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT, THE APPLICABLE PRICING SUPPLEMENT OR THE PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS SUPPLEMENT, THE APPLICABLE PRICING SUPPLEMENT AND THE PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY THE AGENTS. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT, THE APPLICABLE PRICING SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL, UNDER ANY CIRCUMSTANCE, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THEREOF. THIS PROSPECTUS SUPPLEMENT, THE APPLICABLE PRICING SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                              -------------------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                   PAGE
                                                 ---------
Risk Factors...................................        S-2
Description of Notes...........................        S-5
Special Provisions Relating to Foreign Currency
 Notes.........................................       S-21
Certain United States Federal Income Tax
 Considerations................................       S-26
Plan of Distribution...........................       S-34
Certain Legal Matters..........................       S-35

                        PROSPECTUS

Available Information..........................          2
Incorporation of Certain Documents by
 Reference.....................................          2
The Company....................................          2
Use of Proceeds................................          3
Ratio of Earnings to Fixed Charges.............          3
Relationship With PACCAR.......................          3
Description of Securities......................          4
Plan of Distribution...........................         10
Validity of Securities.........................         10
Experts........................................         10

                                 $1,000,000,000

                                 [PACCAR LOGO]

                               MEDIUM-TERM NOTES,
                                    SERIES I

                             ---------------------

                             PROSPECTUS SUPPLEMENT

                             ---------------------

                              MERRILL LYNCH & CO.

                           MORGAN STANLEY DEAN WITTER

                                LEHMAN BROTHERS

                              SALOMON SMITH BARNEY

                               SEPTEMBER 10, 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                    INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


      Securities and Exchange Commission registration fee. . . . . . . . .    $295,000
      Accounting fees and expenses . . . . . . . . . . . . . . . . . . . .      87,000*
      Legal fees and expenses, including those of agents, underwriters
        and trustee. . . . . . . . . . . . . . . . . . . . . . . . . . . .      63,000*
      Blue Sky qualification fees and expenses . . . . . . . . . . . . . .       2,000*
      Printing and engraving . . . . . . . . . . . . . . . . . . . . . . .      13,730*
      Trustee and paying agent's fees. . . . . . . . . . . . . . . . . . .      55,980*
      Rating agency fees . . . . . . . . . . . . . . . . . . . . . . . . .     231,920*
      Miscellaneous. . . . . . . . . . . . . . . . . . . . . . . . . . . .       1,370*
                                                                              --------
          Total. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $750,000*
                                                                              --------

___________

*  Estimated

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     A provision of the Washington Business Corporation Act (Section 23B.08.310 of the Revised Code of Washington) provides that a director held liable under that section for an unlawful distribution is entitled to contribution (a) from every other director who could be held liable under that section and (b) from each shareholder for the amount the shareholder accepts knowing the distribution was made in violation of the Washington Business Corporation Act or the corporation's articles of incorporation.

     Provisions of the Washington Business Corporation Act (Sections 23B.08.500 through 23B.08.600 of the revised Code of Washington) authorize, and in some instances require, a corporation's board of directors to grant, or a court to award, indemnity to directors and officers under certain circumstances and subject to certain limitations. Article Nine of the registrant's Articles of Incorporation provides:

         "The Corporation shall indemnify any director, officer or employee of the Corporation, or any person who may have served at its request as a director, officer or employee of another corporation in which it owns shares of capital stock or of which it is a creditor, against expenses actually and necessarily incurred by him in connection with the defense of any action, suit or proceeding in which he is made a party by reason of being or having been such director, officer, or employee, except in relation to matters as to which he shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of duty. The Corporation may also reimburse to any director, officer or employee the reasonable costs of settlement of any such action, suit or proceeding, if it shall be found by a majority of a committee composed of the directors not involved in the matter in controversy (whether or not a quorum) that it was to the interest of the Corporation that such settlement be made and that such director, officer or employee was not guilty of negligence or misconduct. Such rights of indemnification and reimbursement shall not be deemed exclusive of any other rights to which such director, officer or employee may be entitled under any Bylaw, agreement, vote of shareholders or otherwise."

     Pursuant to Section 145 of the Delaware General Corporation Law, under which PACCAR is incorporated, PACCAR is in certain circumstances permitted, and in other circumstances may be required, to indemnify persons serving at the request of PACCAR as a director or officer of another corporation against certain expenses (including attorneys' fees) and other amounts paid in connection with certain threatened, pending or completed civil, criminal, administrative or investigative actions, suits or proceedings, in which such persons were or are parties, or are threatened to be made parties, by reason of the fact that such persons were or are directors or officers of the registrant.
Article Twelfth of the Certificate of Incorporation of PACCAR contains provisions consistent with Section 145 with respect to indemnification of the registrant's officers and directors.

     Reference is made to Section 7 of the forms of distribution agreement and underwriting agreement filed as exhibits 1.1 and 1.2, respectively, to the registration statement for provisions regarding the indemnification of the registrant, its directors, certain of its officers and its controlling persons against certain liabilities, including liabilities under the Securities Act of 1933.

     PACCAR maintains directors' and officers' liability and corporation reimbursement insurance with limits of $55,000,000 per policy year, under which the registrant's directors and officers are insured against loss (as defined) as a result of claims brought against them for their wrongful acts in such capacities.

ITEM 16.  EXHIBITS.

     The exhibits to the registration statement required by Item 601 of Regulation S-K are listed in the accompanying index to exhibits.

ITEM 17.  UNDERTAKINGS.


     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, unless the information required to be included in such post-effective amendment is contained in a periodic report filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Act") and incorporated herein by reference;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement, unless the information required to be included in such post-effective amendment is contained in a periodic report filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Act and incorporated herein by reference. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellevue, State of Washington, on the day of September 10, 1998.

                                   PACCAR FINANCIAL CORP.

                                   By   /s/ P. A. Donohoe
                                      -----------------------
                                   (P. A. Donohoe, Treasurer)

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on the day of September 10, 1998.


                SIGNATURE                                 TITLE
                ---------                                 -----
    (1)Principal Executive Officer and
                Director
              /s/ A. J. Wold                      President and Director
    __________________________________
               (A. J. Wold)
     (2)Principal Financial Officer

            /s/ P. A. Donohoe                           Treasurer
   ___________________________________
             (P. A. Donohoe)
     (3)Principal Accounting Officer

            /s/ M. T. Barkley                           Controller
   ___________________________________
             (M. T. Barkley)

(4) A Majority of the Board of Directors

            /s/ D. J. Hovind*                            Director
   ___________________________________
              (D. J. Hovind)

            /s/ M. C. Pigott*                            Director
   ___________________________________
              (M. C. Pigott)

           /s/ M. A. Tembreull*                          Director
   ___________________________________
            (M. A. Tembreull)

         *By: /s/ P. A. Donohoe
   ___________________________________
    (P. A. Donohoe, Attorney-in-Fact)

                                INDEX TO EXHIBITS

                                                                                   SEQUENTIAL
                                                                                    NUMBERING
                                                                                   SYSTEM PAGE
                                                                                     NUMBER
                                                                                     ------
  1.1. Form of distribution agreement for the Medium-Term Notes, Series I  . . . .
  1.2. Form of underwriting agreement for the Medium-Term Notes, Series I  . . . .
  4.1. Indenture for Senior Debt Securities dated as of December 1, 1983 and first Supplemental Indenture dated as of June 19, 1989 between the Company and Citibank, N.A. (incorporated by reference to Exhibit 4.1 to the
       Company's Annual Report on Form 10-K dated March 26, 1984, File Number
       0-12553 and Exhibit 4.2 to the Company's Registration Statement on Form
       S-3 dated June 23, 1989, Registration Number 33-29434). . . . . . . . . . .
 4.2A. Form of Medium-Term Note, Series I (Fixed-Rate) . . . . . . . . . . . . . .
 4.2B. Form of Medium-Term Note, Series I (Floating-Rate)  . . . . . . . . . . . .
  4.3. Form of Letter of Representations among the registrant, Citibank, N.A. and
       The Depository Trust Company. . . . . . . . . . . . . . . . . . . . . . . .
  5.1. Opinion of B. N. Holliday, Esq. as to the legality of the Securities  . . .
  8.1. Opinion of Richard W. Blacker, Esq., with respect to certain tax matters. .
 12.1. Statement re computation of ratio of earnings to fixed charges of the registrant. Incorporated by reference to Exhibits 12.1 to the registrant's annual report on Form 10-K for the fiscal year ended December 31, 1997
       ("1997 Form 10-K") and the quarterly report on Form 10-Q for the quarter ended June 30, 1998 . . . . . . . . . . . . . . . . . . . . . . . . . . . .
 12.2. Statement re computation of ratio of earnings to fixed charges of the registrant under the Support Agreement (formerly the Operating Agreement)
       with PACCAR. Incorporated by reference to Exhibit 12.2 to 1997
       Form 10-K . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
 12.3. Statement re computation of ratio of earnings to fixed charges of PACCAR.
       Incorporated by reference to Exhibits 12.3 to 1997 Form 10-K and the quarterly report on Form 10-Q for the quarter ended June 30, 1998 . . . . .
 12.4. Statement re computation of ratios for allowance for losses on receivables and past due levels. Incorporated by reference to Exhibit 12.4 to 1997
       Form 10-K . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
 23.1. Consent of Ernst & Young, independent public accountants. . . . . . . . . .
 23.2. Consent of B. N. Holliday, Esq. (included in Exhibit 5.1) . . . . . . . . .
 23.3. Consent of Richard W. Blacker, Esq. (included in Exhibit 8.1) . . . . . . .
 24.1. Power of attorney of certain officers and directors . . . . . . . . . . . .
 25.1. Form T-1 Statement of Eligibility and Qualification of Citibank, N.A. under the Trust Indenture Act of 1939 . . . . . . . . . . . . . . . . . . . . . .
 99.1. Support Agreement dated as of June 19, 1989 between the registrant and
       PACCAR. Incorporated by reference to Exhibit 28.1 to registrant's
       Registration Statement on Form S-3 dated June 23, 1989, Registration Number
       33-29434. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

--------------

Other exhibits listed in Item 601 of Regulation S-K are not applicable.